Exhibit 10.3

ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 9, 2021

BY AND AMONG

WAITR HOLDINGS, INC.,

DUDE DELIVERY, LLC,

AND

DUDE HOLDINGS LLC

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE		1

1.1	Purchase of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	2
1.4	Excluded Liabilities	3
1.5	Consent of Third Parties	3
1.6	Purchase Price	3
1.7	Closing Date Payment and Issuance	3
1.8	Closing	4
1.9	Estimated Closing Statement; Purchase Price Adjustment	5
1.10	Deliveries at Closing	7
1.11	Post-Closing Dispute Resolution Procedures	9
1.13	Allocation of Purchase Price	10
1.14	Tax Treatment	11

Article II REPRESENTATIONS AND WARRANTIES OF SELLER		11

2.1	Organization and Qualification	11
2.2	Contemplated Transactions General Compliance	11
2.3	Financial Statements	13
2.4	Indebtedness	13
2.5	No Undisclosed Liabilities	13
2.6	Absence of Certain Changes	13
2.7	Material Contracts	14
2.8	Assets	16
2.9	Intellectual Property	17
2.10	Litigation	19
2.11	Compliance with Laws or Orders; Permits; Regulatory	19
2.12	Environmental Matters	20
2.13	Employee Benefit Plans	20
2.14	Labor	21
2.15	Taxes	22
2.16	Insurance	24
2.17	Affiliate Transactions	24
2.18	Anti-Bribery; Anti-Money Laundering	24
2.19	Brokers’ Fees	25
2.20	Active Diners and Completed Orders	25

2.21	Investigation	25
2.22	Franchise Matters.	25
2.23	Disclaimer of Other Representations and Warranties	29

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		29

3.1	Organization	29
3.2	Contemplated Transactions; General Compliance	29
3.3	Brokers’ Fees	30
3.4	Sufficiency of Funds	30
3.5	Litigation	30
3.6	Shares	31
3.7	SEC Reports; Financial Statements	31
3.8	Reporting Company	31
3.9	Listing	31
3.10	Sarbanes-Oxley Act	31
3.11	Investment Company	31
3.12	Investigation	31
3.13	Disclaimer of Other Representations and Warranties	32

Article IV COVENANTS		32

4.1	Conduct of Business Prior to the Closing	32
4.2	Access to Information	34
4.3	SEC Matters	35
4.4	Indebtedness Payoff	35
4.6	Franchise System	35
4.7	Satisfaction of Closing Conditions	36
4.8	Books and Records	36
4.9	Confidentiality	36
4.10	Non-Competition; Non-Solicitation; Non-Disparagement.	37
4.11	Further Assurances	38
4.12	Transfer Taxes	39
4.13	Apportioned Obligations	39
4.14	No Parent Stock Transactions	39
4.15	Audit	39

Article V Employees and Employee Benefit Plans		39

5.1	Employee Matters	39

Article VI CLOSING CONDITIONS		40

6.1	Conditions to Obligations of Parent and Buyer	40
6.2	Conditions to Obligations of Seller	41

ii

Article VII INDEMNIFICATION		42

7.1	Survival	42
7.2	Indemnification by Seller	42
7.3	Indemnification by Buyer	43
7.4	Limitation on Indemnification	43
7.5	Notice of Claims	44
7.6	Third Party Claims	45
7.7	Tax Treatment	47
7.8	No Double Recovery	47

Article VIII TERMINATION		47

8.1	Termination	47
8.2	Effect of Termination	48

Article IX GENERAL PROVISIONS		48

9.1	Benefit and Assignment	48
9.2	Governing Law; Consent to Jurisdiction	49
9.3	Waiver of Jury Trial	49
9.4	Expenses	50
9.5	Notices	50
9.6	Counterparts	51
9.7	Computation of Time	51
9.8	Amendment, Modification and Waiver	51
9.9	Entire Agreement	52
9.10	Publicity	52
9.11	Severability	52
9.12	Specific Performance	52
9.13	Interpretation	53
9.14	Headings	53

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 9, 2021, by and among Waitr Holdings Inc., a Delaware corporation (“Parent”), Dude Delivery, LLC, a Delaware limited liability company (“Buyer”) and Dude Holdings LLC, a Florida limited liability company (“Seller”).  Parent, Buyer and Seller are sometimes referred to collectively as the “Parties” and individually as a “Party.”  Except as otherwise set forth herein, capitalized terms used but not defined herein shall have the meaning specified in Appendix A.

RECITALS

A.The Company Group is engaged in the Business.

B.Buyer wishes to purchase from Seller, and Seller wishes to sell, assign and transfer to Buyer, certain assets and properties of Seller, upon the terms and subject to the conditions set forth herein.

C.Buyer has agreed to assume (directly or indirectly through its Subsidiaries) certain liabilities of Seller, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

Article I
PURCHASE AND SALE

1.1Purchase of Assets.  Subject to the terms and conditions hereof, at the Closing Seller will (or will cause another member of the Company Group that is not an Acquired Subsidiary to) sell, transfer, assign and deliver to Buyer (or an Affiliate of Buyer nominated by Buyer), and Buyer (or such Affiliate of Buyer) will purchase from Seller (or such other member of the Company Group), all right, title and interest of Seller (or such other member of the Company Group) in the following assets:

(a)all equity or equity-like interests of any kind whatsoever held by the Seller or its Affiliates in the entities set forth on Schedule 1-A (the “Acquired Subsidiaries”);

(b)the Franchise Agreements set forth in Schedule 1-B, including rights to receive payment, goods or services and to assert claims and take other actions (the “Acquired Franchise Agreements”);

(c)the Intellectual Property Assets set forth in Schedule 1-C (the “Acquired Non-Cannabis IP”);

(d)the Intellectual Property Assets set forth in Schedule 1-D (the “Acquired Cannabis IP” and, together with the Acquired Non-Cannabis IP, the “Acquired IP”);

(e)the Leases set forth in Schedule 1-E (the “Acquired Leases”);

(f)the independent contractor agreements set forth in Schedule 1-F (the “Acquired Independent Contractor Agreements”); and

(g)all other properties, assets and rights of every nature, whether real, personal, tangible, intangible or otherwise and whether now existing or hereinafter acquired, owned (directly or indirectly) by the Company Group and relating to or used or held for use in connection with the Business except for the Excluded Assets (the “Acquired Seller Assets” and, together with the Acquired Subsidiaries, the Acquired Franchise Agreements, the Acquired IP, the Acquired Leases and the Acquired Independent Contractor Agreements, the “Assets”).

Subject to the terms and conditions hereof, at Closing, the Assets shall be transferred to Buyer free and clear of all liabilities, obligations, liens and Encumbrances excepting only Assumed Liabilities and Permitted Encumbrances.

1.2Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 or elsewhere in the Agreement, Seller will retain and not sell transfer, assign or deliver, and Buyer will not purchase or acquire, the assets set forth in Schedule 1-G (the “Excluded Assets”).

1.3Assumption of Liabilities.  Subject to the terms and conditions hereof, at the Closing Buyer shall assume and agree to pay, perform, assume and discharge when due the following liabilities existing at or arising on or after the Closing Date (collectively, the “Assumed Liabilities”):

(a)all liabilities relating to the Assets, including trade and other accounts payable as set forth in the Estimated Closing Statement, that have been incurred in the ordinary course of business and are reflected on the Estimated Closing Balance Sheet included in the Estimated Closing Statement;

(b)all Taxes imposed with respect to, arising out of, or relating to the operation of the Business or the ownership of the Assets following the Closing Date;

(c)all Liabilities arising after the Closing in respect of the Contracts and Governmental Approvals included in the Assets; and

(d)all Liabilities in respect of Transferred Employees arising after the Closing, other than any Liabilities retained by Seller or its Subsidiaries pursuant to Section 5.1.

1.4Excluded Liabilities.  Except as set forth in Section 1.3 or any other provision hereof, Buyer shall not assume any Liabilities of any kind whatsoever (including Taxes of Seller or any Acquired Subsidiary except as provided in Section 4.10 (Transfer Taxes) and Section 4.11 (Apportioned Obligations) hereof) relating to or arising out of the operation of the Business or the ownership of the Assets on or prior to the Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation, (a) any Liabilities in respect of Transaction Expenses, (b) any Liabilities in respect of Indebtedness, and (c) any Liabilities of or in respect of the Non-Acquired Subsidiaries.

1.5Consent of Third Parties.  Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any interest in any Permit or Contract or any claim or right arising thereunder if such assignment or transfer without the consent or approval of a Third Party would constitute a Breach thereof or affect adversely the rights of Buyer thereunder, and any such transfer or assignment shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained prior to Closing the Closing shall occur without any adjustment to the Purchase Price and Seller shall use commercially reasonable efforts to obtain any such consent or approval after the Closing, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such Permit or Contract, including performance by Seller as agent, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Seller shall bear all reasonable costs of seeking any such consent or approval. Nothing in this Section 1.5 shall be deemed a waiver by Buyer of its right to receive prior to Closing an effective assignment of all of the Assets nor shall this Section 1.5 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

1.6Purchase Price.  The aggregate purchase price payable to Seller for the Assets shall equal twenty three million dollars ($23,000,000), subject to adjustment as set forth herein (such aggregate amount, the “Purchase Price”), consisting of the following:

(a)An amount in cash (the “Cash Consideration”) equal to eleven million and five hundred thousand dollars ($11,500,000) (the “Base Cash Consideration”), plus Closing Cash, plus the Closing Working Capital Excess Amount (if any), less the Closing Working Capital Deficiency Amount (if any), payable at the times and in the manner set forth in Section 1.7; and

(b)A number of shares of common stock of Parent equal to eleven million and five hundred thousand dollars ($11,500,000) divided by the Signing VWAP (the “Shares”), payable at the times and in the manner set forth in Section 1.7.

1.7Closing Date Payment and Issuance. At the Closing:

(a)Buyer shall pay to Seller an amount equal to (x) the Estimated Cash Consideration, less (x) the Payoff Amount, less (y) the Adjustment Holdback Amount less (z) the Indemnity Escrow Holdback Amount (such amount, the “Closing Cash Payment”), in cash, by wire transfer of immediately available funds to the account designated in writing by Seller;

(b)Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, the amounts payable pursuant to the Payoff Letters (the “Payoff Amount”) to the account(s) designated in the Payoff Letters;

(c)Buyer shall deposit, or cause to be deposited, the Adjustment Holdback Amount with the Escrow Agent in accordance with the Escrow Agreement as security for any downward post-closing adjustment to the Purchase Price pursuant to Section 1.9;

(d)Buyer shall deposit, or cause to be deposited, the Indemnity Escrow Holdback Amount with the Escrow Agent in accordance with the Escrow Agreement as security for any indemnification claims made against Seller pursuant to Article VII;

(e)Buyer or Parent shall issue, or cause to be issued, to Seller (x) the Non-Indemnity Holdback Shares in book-entry form, and Buyer or Parent shall cause the record ownership of such Non-Indemnity Holdback Shares to be in the name of the Seller (or in the names and percentage allocations of such other Persons as Seller may request via written notice to Buyer and Parent on a date that is no less than five (5) Business Days prior to Closing, all of whom shall be members of the Seller), and (y) the Indemnity Holdback Shares in certificated form, and Buyer or Parent shall cause the record ownership of such Indemnity Holdback Shares to be in the name of the Seller, subject to the Indemnity Holdback Share Pledge and the share lockup restrictions set forth in Section 1.9(d); and

(f)the Parties shall deliver or cause to be delivered the documents set forth in Section 1.10.

1.8Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00am, Eastern time, on the date that is not more than five (5) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or remotely via electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided that any requirement to deliver documents at the Closing may be satisfied by the electronic delivery of facsimile or portable document format signatures in accordance with Section 9.5.

1.9Estimated Closing Statement; Purchase Price Adjustment.

(a)Estimated Closing Statement. At least three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) consisting of (i) Seller’s good faith estimate in reasonable detail (in each case determined as of the Calculation Time, without giving effect to the transactions contemplated by this Agreement to take place at the Closing, in accordance with the Accounting Principles) of (x) the Closing Balance Sheet (the “Estimated Closing Balance Sheet”), (x) Closing Cash (“Estimated Closing Cash”), (y) Closing Working Capital (the “Estimated Closing Working Capital”) and each element thereof, (z) the amount by which such Estimated Closing Working Capital differs from the Target Closing Working Capital (which may positive, negative or zero) and (ii) the Payoff Amount.  If the Estimated Closing Working Capital as set forth in the Estimated Closing Statement is greater than Target Closing Working Capital, the “Estimated Working

Capital Excess Amount” shall equal Estimated Closing Working Capital minus Target Closing Working Capital.  If the Estimated Closing Working Capital as set forth in the Estimated Closing Statement is less than Target Closing Working Capital, the “Estimated Working Capital Deficiency Amount” shall equal Target Closing Working Capital minus Estimated Closing Working Capital.  The “Estimated Cash Consideration” for purposes of Section 1.7 shall equal the Base Cash Consideration, plus the Estimated Closing Cash, plus the Estimated Working Capital Excess Amount (if any), less the Estimated Closing Working Capital Deficiency Amount (if any).

(b)Post-Closing Purchase Price Adjustment.  No later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver a statement (the “Final Closing Statement”) consisting of the Buyer’s good faith estimate in reasonable detail (and, in each case, determined as of the close of business on the Closing Date without giving effect to the transactions contemplated by this Agreement to take place at the Closing) and in accordance with the Accounting Principles, (i) the Closing Balance Sheet, (ii) the Closing Cash, (iii) the Closing Working Capital, (iv) the Closing Working Capital Excess Amount (if any), (v) the Closing Working Capital Deficiency Amount (if any), and (vi) the Cash Consideration.  During the forty-five (45) day period following Buyer’s delivery of the Final Closing Statement, Seller shall have, for the purposes of evaluating the Final Closing Statement, reasonable access (A) to the appropriate books and records of Buyer, including working papers, supporting schedules, calculations and other documentation used in the preparation of the Final Closing Statement and (B) to Buyer’s officers, employees, agents and representatives as may be reasonably required in connection with the review or analysis of the Final Closing Statement.  The Final Closing Statement and the Cash Consideration set forth therein shall be final and binding upon the Parties, and deemed accepted by Seller, unless within forty-five (45) days after Seller’s receipt thereof, Seller provides Buyer with a written Objection Notice with respect to the Final Closing Statement (an “Objection Notice”).  The Objection Notice shall specify in reasonable detail each item on the Final Closing Statement that Seller disputes and the nature of any objection so asserted and shall be limited to disputes or objections based on mathematical errors or based on Cash Consideration not being calculated in accordance with this Agreement (including, without limitation, not being calculated in accordance with the Accounting Principles).  Seller shall be deemed to have agreed with all amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Objection Notice.  If Seller properly delivers an Objection Notice, any dispute raised therein shall be resolved pursuant to the procedures set forth in Section 1.11.

(c)Final Cash Consideration.  The Cash Consideration shall be finally determined pursuant to Section 1.9(b) and, if applicable, Section 1.11. No later than five (5) Business Days after the date on which the Cash Consideration is finally determined:

(i)if Cash Consideration equals or exceeds Estimated Cash Consideration, then (x) Buyer shall pay to Seller an amount in cash equal to any excess of Cash Consideration over Estimated Cash Consideration (without any interest thereon) by wire transfer of immediately available funds to the account designated in writing by Seller and (y) Buyer and Seller shall jointly direct the Escrow Agent to release the full Adjustment Holdback Amount to Seller;

(ii)if Estimated Cash Consideration exceeds Cash Consideration, then Buyer and Seller shall jointly direct the Escrow Agent to (x) release to Buyer from the Adjustment Holdback Amount an amount equal to such excess and (y) to the extent the Adjustment Holdback Amount is greater than such excess, to release to Seller any remaining portion of the Adjustment Holdback Amount; and

(iii)if Estimated Cash Consideration exceeds Cash Consideration, and the excess is greater than the Adjustment Holdback Amount, (x) Buyer and Seller shall jointly direct the Escrow Agent to release to Buyer the full amount of the Adjustment Holdback Amount and (y) Seller shall pay to Buyer, in cash (without any interest thereon), by wire transfer of immediately available funds to the account designated in writing by Buyer, an amount equal to (1) the excess of Estimated Cash Consideration over Cash Consideration minus (2) the Adjustment Holdback Amount, and (z) if Seller fails to make the payment to Buyer pursuant to the foregoing clause (y) then, in addition to any other rights or remedies available to Buyer, Buyer shall be entitled to claim any amounts due to Buyer pursuant to this Section 1.9(c)(iii) from the Indemnity Holdback Amount.

(d)Indemnity Holdback Amount.  Until (and including) the Holdback Release Date, and in order to secure the Seller’s indemnification obligations set forth in Article VII, (i) the Escrow Agent will retain the Indemnity Escrow Holdback Amount, which shall be paid or released in accordance with Section 7.6(c), (ii) the Seller will retain, and will not sell, transfer, assign or otherwise distribute to its members or any other Person, any right, title or interest of any kind in the Indemnity Holdback Shares, other than as contemplated by Article VII (the “Indemnity Holdback Restriction”), and (iii) Seller will grant to Buyer a perfected first priority security interest in the Indemnity Holdback Shares (the “Indemnity Holdback Share Pledge”).

1.10Deliveries at Closing.

(a)At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)duly executed counterpart to bills of sale, in forms and substance satisfactory to Buyer, with respect to the Assets (the “Bills of Sale”);

(ii)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Acquired Franchise Agreements and the Assumed Liabilities relating thereto (the “Franchise Agreements Assignment and Assumption Agreement”);

(iii)a duly executed counterpart to assignment and assumption agreements, in form and substance satisfactory to Buyer, with respect to the Acquired IP and the Assumed Liabilities relating thereto (the “IP Assignment and Assumption Agreements”);

(iv)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Acquired Leases and the

Assumed Liabilities relating thereto (the “Lease Assignment and Assumption Agreement”);

(v)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Acquired Independent Contractor Agreements and the Assumed Liabilities relating thereto (the “Independent Contractor Agreements Assignment and Assumption Agreement”);

(vi)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Assumed Liabilities not otherwise assumed pursuant to the agreements set forth in paragraphs (ii) to (v) above (the “Other Assumed Liabilities Assignment and Assumption Agreement”);

(vii)a duly executed counterpart to the Transitional Services Agreement;

(viii)a duly executed counterpart from each of Delivery Dude Franchise Systems, LLC and Dude IP, LLC to the New License Agreement;

(ix)[reserved];

(x)a duly executed counterpart to the Escrow Agreement;

(xi)copies of all notices, consents (including consents to assignment) and approvals, and certain other assignments as directed by Buyer, with respect to the Contracts set forth in Schedule 1.10(a)(xi), in each case, in form and substance satisfactory to Buyer;

(xii)a true and correct copy of the resolutions of Seller’s board of managers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(xiii)a true and correct copy of the Seller Member Approval;

(xiv)a true and correct copy of each Payoff Letter, duly executed by each borrower and creditor thereunder, in customary form reasonably satisfactory to the Buyer and providing for (A) the termination of such Indebtedness and related documents and the termination and release of all Encumbrances securing such Indebtedness, and (B) with respect to the promissory note payable to each of Deerfield Beach Delivery Dudes, North Lauderdale Delivery Dudes and PBG Delivery Dudes, confirmation that all prior license and franchise agreements with the Company Group have been terminated and that all obligations associated therewith have been paid in full;

(xv)a copy of a fully executed mutual termination and release agreement by and among Delivery Dudes Franchise Systems, LLC, Pike Republic, LLC and Zachary Kern, in form and substance satisfactory to Buyer (the “Pike Republic Termination Agreement”);

(xvi)a copy of a fully executed mutual termination and release agreement by and among Dude IP, LLC, Brentwood Delivery Dudes, LLC, Franklin Delivery Dudes, LLC, JARM, LLC, Done Good, LLC, Kim Stanke and Guy Stanke, as supplemented, in form and substance satisfactory to Buyer (the “TN Termination Agreement”);

(xvii)a copy of a fully executed amendment agreement, in form and substance satisfactory to Buyer, that amends the franchise agreement by and between Delivery Dudes Franchise Systems, LLC and Palm Beach Delivery Dudes, LLC (the “Amendment of Palm Beach Franchise Agreement”);

(xviii)copies of fully executed franchisee certificates from all Franchisees, in form and substance satisfactory to Buyer (the “Franchisee Certificates”);

(xix)a copy of the fully executed assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the License Agreement by and among Dude IP, LLC and Delivery Dudes Franchise Systems, LLC dated June 1, 2014;

(xx)a copy of the fully executed termination letter referenced in Schedule 1.10(a)(xx);

(xxi)documents evidencing set up and authorization of wire drawdown and  sweep arrangements with respect to certain Seller bank accounts, reasonably satisfactory to Buyer;

(xxii)a duly executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) and IRS Form W-9 evidencing that Seller is not a foreign person within the meaning of Section 1445 and Section 1446 of the Code;

(xxiii)documents evidencing the Indemnity Holdback Share Pledge, reasonably satisfactory to Buyer;

(xxiv)a true and correct copy of the Seller’s IRS Form W-9;

(xxv)written resignation letters from each of the current directors, managers and officers of each Acquired Subsidiary, in form and substance satisfactory to Buyer;

(xxvi)the Purchase Price Allocation Schedule, in form and substance satisfactory to Buyer; and

(xxvii)such other documents as Buyer may reasonably request to effect the intent of this Agreement and consummate the transactions contemplated hereby.

(b)At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)a duly executed counterpart to the Bills of Sale;

(ii)a duly executed counterpart to the Franchise Agreement Assignment and Assumption Agreement;

(iii)duly executed counterparts to the IP Assignment and Assumption Agreements;

(iv)a duly executed counterpart to the Lease Assignment and Assumption Agreement;

(v)a duly executed counterpart to the Independent Contractor Agreements Assignment and Assumption Agreement;

(vi)a duly executed counterpart to the Other Assumed Liabilities Assignment and Assumption Agreement;

(vii)written appointments of any new directors, managers and/or officers of each Acquired Subsidiary effective as of the Closing;

(viii)a duly executed counterpart to the Transitional Services Agreement;

(ix)a duly executed counterpart to the New License Agreement;

(x)a duly executed counterpart to the Escrow Agreement; and

(xi)such other documents as the Seller may reasonably request to effect the intent of this Agreement and consummate the transactions contemplated hereby.

1.11Post-Closing Dispute Resolution Procedures.  During the fifteen (15) Business Day period following the date on which a proper Objection Notice is received by Buyer, Buyer and Seller shall seek in good faith to resolve any objections contained therein.  If Buyer and Seller are unable to resolve the dispute within such fifteen (15) Business Day period, then any disputed matter set forth in the Objection Notice, as the case may be, that remains unresolved shall be submitted by Buyer for final determination to Marcum LLP or, if Marcum LLP declines to serve, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and Seller (the “Independent Accounting Firm”).  The Independent Accounting Firm shall, based solely on the presentations made by Buyer and Seller and within thirty (30) days after its appointment, render a written report as to the calculation of Final Closing Working Capital; provided that in no event shall the Independent Accounting Firm’s determination of Cash Consideration, as the case may be, be outside the range of disagreement between Buyer and Seller.  The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the calculation of Cash Consideration; provided that no Party will be precluded by this sentence from enforcing the determination of the Independent Accounting Firm.  The Independent Accounting Firm’s determination shall be conclusive and binding on all Parties and shall be enforceable in a court of law. In connection with the resolution of any dispute, each Party shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.  The Independent

Accounting Firm shall calculate the allocation of its fees and expenses between Buyer and Seller based upon a fraction (expressed as a percentage), (x) the numerator of which is the aggregate dollar value of the amount of Cash Consideration actually contested that is not awarded to Buyer or Seller (as the case may be) and (y) the denominator of which is the aggregate dollar value of Cash Consideration actually contested between the Parties.  For purposes of the preceding sentence, the amount of Cash Consideration actually contested by each of Buyer or Seller shall be determined by reference to their respective written presentations submitted to the Independent Accounting Firm pursuant to this Section 1.11.  For example and solely for the purposes of illustration, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accounting Firm ultimately resolves such dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the dispute resolution process contemplated by this Section 1.11 will be allocated 30% (i.e., 300 divided by 1,000, expressed as a percentage) to Buyer and 70% (i.e., 700 divided by 1,000, expressed as a percentage) to Seller.

1.12Withholding Rights.  Buyer shall be entitled to deduct and withhold such amounts as it is required to deduct and withhold with respect to the making of any payment under any provision of federal, state, local or foreign Tax Law; provided that Buyer shall use commercially reasonable efforts to notify the Seller of such amounts and provide the Seller or the relevant recipient a reasonable opportunity to mitigate or eliminate any withholding with respect to payments pursuant to this Agreement and the Parties shall cooperate to eliminate any withholding on payments made pursuant to this Agreement.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Buyer shall timely pay such withheld amounts to the applicable Governmental Authority.  As of the date hereof, Buyer is not aware of any withholding obligations under any provision of federal, state, local or foreign Tax Law that would require Buyer to deduct or withhold any amounts pursuant to this Section 1.12, subject to receipt of the Seller’s IRS Form W-9.

1.13Allocation of Purchase Price.  Buyer and Seller shall mutually agree in good faith upon an allocation of the Purchase Price (subject to any adjustment made pursuant to Section 1.9 in respect of Cash Consideration) and the Assumed Liabilities (the “Aggregate Consideration”) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Purchase Price (and other consideration relevant for tax purposes) shall be allocated as set forth on a schedule to be agreed by Buyer and Seller prior to Closing (the “Purchase Price Allocation Schedule”), subject to adjustments of the Purchase Price pursuant to Section 1.9 and, if applicable, Section 1.11 (the “Proposed Allocation”). The Proposed Allocation of the Purchase Price (and other consideration relevant for tax purposes) shall comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended, shall be based upon the fair market value of each of the Assets immediately prior to Closing, the fair market value of the restrictive covenants contained in Article VIII and any additional Ancillary Agreements, shall be reflected on IRS Form 8594 (Asset Acquisition Statement under Section 1060), and shall be used by the Parties in preparing their respective income tax returns. The Parties covenant and agree with each other that none of them will take a position except as otherwise required by Laws on any income tax return or in any other proceeding that is in any way inconsistent with the allocation set forth on the Purchase Price Allocation Schedule, subject to adjustments of the Purchase Price hereunder.

1.14Tax Treatment.  Any payment by Buyer or Seller, as the case may be, pursuant to Section 1.9 or Article VII will be treated as an adjustment to the Purchase Price.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer and Parent (except as set forth in the applicable Schedules referenced below as well as any other section in this Agreement to which it is reasonably apparent from a reading of such Schedules without assuming any knowledge of the matters disclosed therein that such information is relevant to any other section), as follows:

2.1Organization and Qualification.  Each member of the Company Group is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its formation, with power and authority to carry on its business (including the Business) and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to be in good standing or have such authority would not have a Material Adverse Effect.  Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which the properties and assets owned, leased or operated by the respective Company Group member in the conduct of the Business or the nature of the Business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  Seller has delivered to Buyer complete and correct copies of the organizational documents of each member of the Company Group (including the Seller Operating Agreement), in each case, as amended and in effect on the date hereof.  Neither the Seller nor any other member of the Company Group is in violation of any of the provisions of its organizational documents, except where such violation would not have a Material Adverse Effect.

2.2Contemplated Transactions General Compliance.

(a)Enforceability; Authority.  Seller has all requisite power and authority to enter into this Agreement and the other Ancillary Agreements to be executed and delivered by Seller, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a valid and binding obligation of Seller and any other member of the Company Group, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally and by general principles of equity (whether in a proceeding at law or in equity) (the “Creditor’s Rights Exception”).  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller and any other member of the Company Group, including all actions required pursuant to the terms of the Seller Operating Agreement, and no other proceedings on the part of Seller or any other member of the Company Group are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. The Seller has obtained the Seller Member Approval in accordance with the terms of the Seller Operating Agreement.

(b)No Conflict.  The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation or performance of any of the transactions contemplated hereby or thereby will not:  (i) conflict with or violate any provisions of the organizational documents of the Company or any other member of the Company Group; or (ii) Breach any provisions of or result in the termination, cancellation, modification, maturation or acceleration of, any rights or obligations under any Material Contract, Order or Law to which the Company or any other member of the Company Group is subject or by which any member of the Company Group’s properties or assets is bound except, in the case of this clause (ii), in respect of the notice and consent requirements set forth in Schedule 2.2(d), except in the cases of clauses (i) and (ii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

(c)Subsidiaries.  Schedule 2.2(c) lists for each Subsidiary of the Seller its (i) authorized (A) common stock, preferred stock, membership interests or other equity interests, (B) securities entitled to convert into or be exchanged for any security described in clause (i)(A), and (3) any option, warrant or other right to purchase or otherwise acquire any security described in clauses (i)(A) and (i)(B) (collectively, the “Subsidiary Equity Interests”), (ii) the number and type of Subsidiary Equity Interests issued and outstanding, and (iii) the identity of each owner (of record and beneficially) of such Subsidiary Equity Interest and number held by each holder.  Except as set forth on Schedule 2.2(c), all outstanding Subsidiary Equity Interests are owned of record by one or more members of the Company Group, free and clear of all Encumbrances.  All the outstanding Subsidiary Equity Interests of each Subsidiary of the Seller have been duly authorized and validly issued.  No Acquired Subsidiary of the Seller has any outstanding subscription, option, warrant, call or exchange right, convertible security, or other obligations in effect giving any Person the right to acquire any Subsidiary Equity Interests.

(d)Consents; Governmental Filings.  Except as set forth in Schedule 2.2(d), no member of the Company Group is required pursuant to any Material Contract, Law or Order to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby or the consummation or performance of any of the transactions contemplated by this Agreement, except where the failure to give notice or obtain consent would not have a Material Adverse Effect.  No filings or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, order, consent or approval of any Governmental Authority (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of the transactions contemplated by this Agreement by Seller, except as stated on Schedule 2.2(d).

2.3Financial Statements.

(a)Attached as Schedule 2.3 are true and complete copies of the Financial Statements.  The Financial Statements have been prepared in accordance with the Accounting Principles and fairly present, as of their respective dates, in all material respects the financial position, results of operation and cash flows of the Business at the dates and for the relevant periods indicated. The balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby (other than the Excluded Assets and the Excluded Liabilities).  The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby (other than the Excluded Assets and the Excluded Liabilities).

(b)Seller has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the applicable past accounting practices and to maintain proper accountability for items and (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization.

2.4Indebtedness.  Schedule 2.4 sets forth the Indebtedness of each member of the Company Group, other than current liabilities incurred in the ordinary course of business consistent with past practice.

2.5No Undisclosed Liabilities.  None of the Company Group has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business or the Assets except (a) as set forth on Schedule 2.4 or Schedule 2.5, (b) as and to the extent reflected, disclosed or reserved against in the Latest Balance Sheet or specifically disclosed in the notes thereto and (c) for liabilities and obligations (i) that were incurred after the Latest Balance Sheet Date in the ordinary course of business consistent with past practice and reflected in the Estimated Closing Balance Sheet included in the Estimated Closing Statement and (ii) that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

2.6Absence of Certain Changes.  Except as set forth in Schedule 2.6 or as otherwise expressly contemplated by this Agreement, from the Latest Balance Sheet Date until the date of this Agreement, (a) the Business has been conducted in all material respects in the ordinary course of business, (b)  there have been no changes, events, results, occurrences, states of fact, circumstances or developments that would constitute a Material Adverse Effect and (c) Seller has not taken (or not taken) any action that, if taken (or not taken) from the date hereof would have required Buyer’s consent under Section 4.1.

2.7Material Contracts.

(a)Schedule 2.7(a) sets forth all Contracts, of the type described below, to which any member of the Company Group is a party and relate to the Business or the Assets or by which any of the Assets are bound, other than the Indebtedness disclosed pursuant to Section 2.4; Leases disclosed pursuant to Section 2.8(c); the Restaurant Agreements disclosed pursuant to Section 2.8(d);  the IP Contracts and Licenses disclosed pursuant to Section 2.9(c); the Employee Benefit Plans disclosed pursuant to Section 2.13(a); the insurance policies disclosed pursuant to Section

2.16, the Affiliate Contracts disclosed pursuant to Section 2.17, and the Franchise Agreements disclosed pursuant to Section 2.22 (all such Contracts, together with the Contracts disclosed on Schedule 2.7(a), the “Material Contracts”):

(i)each Contract that involves aggregate consideration in excess of $50,000 and that, in each case, cannot be cancelled by the member of the Company Group that is party thereto without penalty or without more than thirty (30) days’ notice;

(ii)each Contract or group of related Contracts with the same party for the purchase by any member of the Company Group of products or services (A) under which the undelivered balance exceeds $50,000, or (B) which based on monthly payments prior to the Closing Date, involves a payment obligation of any member of the Company Group in excess of $10,000 individually or in the aggregate;

(iii)each Contract or group of related Contracts with the same party for the sale of products or services by any member of the Company Group (A) under which the undelivered balance exceeds $50,000, or (B) which based on monthly payments prior to the Closing Date, involves a payment obligation to any member of the Company Group in excess of $10,000 individually or in the aggregate;

(iv)each Contract that requires a member of the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)each Contract that (A) prohibits any member of the Company Group from engaging in any line of business or competing with any Person or in any geographic area or (B) restricts the Persons to whom a member of the Company Group may sell products or deliver services, which prohibition or restriction set forth in (A) or (B) respectively, is material to the Business, taken as a whole;

(vi)each Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of a member of the Company Group;

(vii)since January 1, 2018, each Contract pursuant to which a member of the Company Group has acquired or disposed of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii)each Contract for the employment of any officer or individual employee, and any Contract for the provision of consulting services by any individual person or any Contract for the provision of services by any independent contractor, in either case which involves aggregate consideration in excess of $50,000 per year;

(ix)all Contracts that provide for the indemnification by a member of the Company Group of any Person or the assumption of liability of any Person and that are otherwise Material Contracts;

(x)each lease or agreement under which a member of the Company Group is lessor of, or permits any third party to hold or operate, any tangible property, real or personal, owned by any member of the Company Group;

(xi)all Contracts with any Governmental Authority;

(xii)any Contracts that provide for any joint venture, partnership or similar arrangement by any member of the Company Group;

(xiii)all collective bargaining agreements or Contracts with any union or other labor organization;

(xiv)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xv)each Contract pursuant to which a member of the Company Group may be required to pay commissions or royalty payments;

(xvi)any Contract involving a license or franchise arrangement with any third party (including an Affiliate Contract) involving any Company Group Intellectual Property; and

(xvii)any other Contract that is material to the Assets or Business, taken as a whole, and not previously disclosed pursuant to this Section 2.7.

(b)Each Material Contract is valid and binding on the member of the Company Group that is party thereto in accordance with its terms and is in full force and effect, subject to the Creditor’s Rights Exception.  Neither Seller nor, to Seller’s Knowledge, any other party thereto is in Breach under any Material Contract.  To Seller’s Knowledge, the other parties to the Material Contracts have fully complied with their obligations thereunder.  Except as set forth in Schedule 2.7(b), no party has delivered written notice of termination and, to Seller’s Knowledge, no party has threatened to exercise any termination right with respect to any Material Contract.  Except as set forth in Schedule 2.7(b), to Seller’s Knowledge, no event or circumstances has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  True, correct and complete copies of the Material Contracts, including all amendments, schedules, exhibits and other attachments thereto, have been delivered to Buyer prior to the date hereof.

(c)Except as set forth in Schedule 2.7(c), no consent of any Third Party is required under any Material Contract as a result of or in connection with, and the terms of and enforceability of any Material Contract will not be affected by, the execution, delivery and performance of this Agreement or any of the other agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except where failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

2.8Assets.

(a)Title to Assets, etc.  Seller (or another member of the Company Group, as applicable) has good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the Assets except as may be disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, in each case free and clear of any Encumbrance other than Permitted Encumbrances.  Other than this Agreement, there are no agreements with, options or rights granted in favor of, any person to directly or indirectly acquire any Asset, or any interest therein or any tangible properties or assets of a member of the Company Group, other than in the ordinary course of business consistent with past practices.  No tangible assets or properties used by each member of the Company Group in the conduct of its business, as currently conducted, are held in the name or in the possession of any person or entity other than such member of the Company Group.  There are no voting trusts, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) with respect to any of the Assets or any member of the Company Group.

(b)Sufficiency of Assets, etc.  The Assets constitute all of the assets required for the conduct of the Business as conducted on the date hereof.  To the Knowledge of Seller, there are no facts or conditions affecting any material Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

(c)Real Property and Leases.  No member of the Company Group currently owns or has in the past owned any real property.  Schedule 2.8(c) sets forth true and correct addresses of all real property leased or rented by any member of the Company Group (the “Leased Property”). The Leased Property constitutes all of the facilities used or occupied in the conduct of the Business as currently conducted.  Each parcel of the Leased Property is the subject of a written lease agreement (each, a “Lease”), and there are no oral terms inconsistent with the written terms thereof.  To the Knowledge of Seller, the Company Group’s use and operation of the Leased Property conform to all applicable Laws, Permits and Orders in all material respects, and the Leased Property is free and clear of all Encumbrances other than Permitted Encumbrances.  Seller has not received written notice from landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to the Leased Property.  Except as set forth in Schedule 2.8(c), an Acquired Subsidiary has exclusive possession of each Leased Property, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy with respect to such Leased Property.  The Leased Property has been supplied with utilities and other services reasonably sufficient for the operation of the Business as currently conducted. All Leases are valid and binding agreements, enforceable in accordance with their respective terms, are in full force and effect and are not in default.

(d)Restaurant Agreements.  The Company Group maintains a materially complete list of all restaurants with which it sustains an ongoing relationship, including a list of the Restaurant

Agreements. Schedule 2.8(d) set forth a materially complete list of all restaurants for which there is a Restaurant Agreement. Accurate and complete copies of all Restaurant Agreements have been provided to and made available to the Buyer.  Each Restaurant Agreement has been entered into with an Acquired Subsidiary.

2.9Intellectual Property.

(a)All of the Intellectual Property Assets are held by an Acquired Subsidiary or are otherwise Assets being acquired pursuant to Article I of this Agreement.  Schedule 2.9(a) lists all issued patents, registered trademarks, registered copyrights, URLs, registered domain names and all applications for the registration or issuance of any of the foregoing owned by any member of the Company Group that are Intellectual Property Assets (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable:  (i) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (ii) the respective issuance, registration, or application number of the item, (iii) the dates of application, issuance or registration of the item, (iv) expiration dates, and (v) name of registrant.

(b)Each item of the Business Registered Intellectual Property is (i) subsisting in good standing, and not the subject of any pending or, to Seller’s Knowledge, threatened proceeding before any Governmental Authority challenging its extent, validity, enforceability or Seller’s ownership thereof, and (ii) valid and enforceable.

(c)Schedule 2.9(c) lists all Contracts relating to the development, ownership, use, license of, registration, enforcement of or exercise of any rights under any Intellectual Property, including material written licenses, sublicenses, consents and other agreements:  (i) by which any member of the Company Group is authorized to use any Intellectual Property Assets (other than commercially available off the shelf software for which the relevant member of the Company Group pays less than $50,000 in licensing or other fees per annum); (ii) by which any member of the Company Group is restricted from the use or exploitation of any Intellectual Property Assets (including, co-existence agreements and settlement agreements); (iii) by which a material Intellectual Property Asset owned or purported to be owned by a member of the Company Group is or has been developed for such member of the Company Group, assigned to such member of the Company Group, or assigned by such member of the Company Group to a Third Party (excluding agreements with Employees and contractors entered into in the ordinary course of business that grant all rights in such IP to such member of the Company Group); and (iv) by which a member of the Company Group authorizes a Third Party to use any Intellectual Property Assets owned by such member of the Company Group (other than non-exclusive licenses granted in the ordinary course of business to customers of the Business consistent with past practice in connection with the use of goods or services of the Business or to contractors, manufacturers or distributors in the ordinary course of business consistent with past practice in connection with the performance of services for the Business).

(d)Seller has taken commercially reasonable measures and steps to protect all Intellectual Property Assets owned by the Company Group.

(e)A member of the Company Group is the sole owner of the Intellectual Property Assets free and clear of all Encumbrances, except Permitted Encumbrances or any requirement of any past (if outstanding), present or future payment.  A member of the Company Group owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property Assets used in and necessary for the conduct of the Business as presently conducted.

(f)Schedule 2.9(f) sets forth a list of material software that constitutes Intellectual Property Assets owned by a member of the Company Group.  No source code of such software is held by any other Person, whether pursuant to an escrow agreement or otherwise (other than contractors engaged to perform services for Seller).  Except as set forth in Schedule 2.9(f), no open source software or freeware has been incorporated into any such software in a manner that would diminish in any material respect the relevant member of the Company Group’s rights of ownership in such software (including, rights to enforce any patent rights in such software).

(g)Except as set forth in Schedule 2.9(g), no member of the Company Group has any pending, unresolved notice, claim, demand or other assertion since January 1, 2018 made to or, as of the date hereof, from any other Person, including for the avoidance of doubt, any cease and desist letter or offer of license, (i) alleging any infringement, dilution or misappropriation (including, challenging the use) by a member of the Company Group of any other Person’s Intellectual Property with respect to the Business, (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property Assets owned by a member of the Company Group or (iii) relating to the security of Company Data.

(h)Except as set forth in Schedule 2.9(h), (i) to Seller’s Knowledge the operation of the Business as currently conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) to Seller’s Knowledge, since January 1, 2018, the Intellectual Property owned or licensed by a member of the Company Group or used in the operation of the Business has not been infringed, diluted or misappropriated by any other Person.

(i)The information technology systems and software included in the Assets are sufficient in all material respects for purposes for which they are used in the Business. No member of the Company Group has experienced any material defects that have not been corrected in connection with such systems and software.   Such information technology systems and software (including, any related infrastructure, the “IT Infrastructure”) are protected by commercially reasonable security and disaster recovery arrangements. To the Seller’s Knowledge, since January 1, 2018, there has been no Breach of the security arrangements in place with respect to the IT Infrastructure.

(j)Seller and/or the appropriate members of the Company Group have in place written internal information security and data privacy policies maintained on the website of Seller, which includes guidelines for the use, processing, confidentiality and security of certain Personal Information (collectively, “Company Data”) and that are also consistent in all material respects with applicable Law, contractual commitments of each member of the Company Group and any publicly available information security and privacy policies of Seller (collectively, “Privacy

Commitments”).  The Company Group’s practices with regard to the collection, dissemination, safeguarding and use of Company Data are and have been in accordance in all material respects with the Privacy Commitments.  To Seller’s Knowledge there has been no material loss of, or intentional and unauthorized access, use, disclosure or modification of any Company Data.  Neither Seller nor any member of the Company Group has received any inquiries from or been subject to any audit or Litigation by any Governmental Authority regarding Company Data.  No Litigation alleging (a) a material violation of any person’s privacy rights or (b) unauthorized access, use or disclosure of Company Data has been asserted or threatened against Seller or any member of the Company Group.

2.10Litigation.  Except as set forth on Schedule 2.10, since January 1, 2018, there has not been, and there is no pending or, to Seller’s Knowledge, threatened Litigation or Order:  (i) by or against any member of the Company Group or any of the Assets; (ii) that challenges the transactions contemplated by this Agreement and the agreements contemplated hereby; or (iii) that seeks to enjoin or prohibit consummation of, or seeks other equitable relief with respect to, the transactions contemplated by this Agreement and the agreements contemplated hereby.  To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation or Order. Except as set forth in Schedule 2.10, there are no, and have been no, Orders against any member of the Company Group. There is no unsatisfied judgment or any open injunction binding upon any member of the Company Group that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to enter into and perform its obligations under this Agreement.  Since January 1, 2018, there have been no pending misclassification claims regarding any employee (including Business Employee) or independent contractor against Seller or any other member of the Company Group.

2.11Compliance with Laws or Orders; Permits; Regulatory.

(a)Except as set forth on Schedule 2.11(a), no member of the Company Group is or has been since January 1, 2018, in Breach of any Law or Order in any material respect.  To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a violation of or failure to comply with any term or requirement of any Law or Order in any material respect.

(b)An Acquired Subsidiary holds and is in compliance with, to the extent required by applicable Law, all Permits required for the conduct of the Business.  Schedule 2.11(b) lists all Permits issued in connection with the Business, including the names of the Permits, their holders, and their respective dates of issuance and expiration.

2.12Environmental Matters.  Seller has complied since January 1, 2016, and is in compliance in all material respects with all applicable Environmental Laws pertaining to the Business or the Assets and the use and ownership thereof.  No violation by any member of the Company Group is being or has been alleged in writing or, to the Knowledge of Seller, orally of any applicable Environmental Law relating to the Business or the Assets or the use or ownership thereof.

2.13Employee Benefit Plans.

(a)Schedule 2.13(a) sets forth a complete and correct list of all material Benefit Plans. None of the Benefit Plans is a Standalone Plan and, except as set forth on Schedule 2.13(a), the Acquired Subsidiaries have no Liabilities under, or with respect to, any Benefit Plan. With respect to each material Benefit Plan, Seller has made available to Buyer a copy or summary of the applicable plan document.

(b)Each Benefit Plan (including any related trust) has been established, operated and administered in substantial compliance with its terms and applicable Law, including ERISA and the Code. No Benefit Plan is intended to be qualified under Section 401(a) of the Code and no member of the Company Group has maintained, sponsored or contributed to any Benefit Plan intended to be qualified under Section 401(a) of the Code. Except as would not reasonably be expected to result in any material Liability to an Acquired Subsidiary, all contributions or premiums required to be made by any Acquired Subsidiary, Seller or any Affiliates of the foregoing in respect of any Business Employees or compensation or benefits that were required to be paid or provided to the Business Employees have been timely made or accrued. As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened material Action relating to the Benefit Plans with respect to the Business Employees, except for routine claims for benefits.

(c)No member of the Company Group nor any of their ERISA Affiliates (i) maintains, sponsors, contributes to or has any obligation to contribute to, nor in the past six (6) years has maintained, sponsored or contributed to, any plan that is subject to Title IV of ERISA or (ii) has any liability (contingent or otherwise) with respect to, any plan that is subject to Title IV of ERISA. There are no circumstances under which Buyer or any of its Affiliates (including, after the Closing, the Acquired Subsidiaries) could reasonably expect to be assessed any Liability under Title IV of ERISA or Section 412 or 430 of the Code by reason of being treated as a single Person with Seller and its Affiliates prior to the Closing.  No Benefit Plan provides welfare benefits after termination of employment except to the extent required by Section 4980B of the Code.

(d)Except as set forth on Schedule 2.13(d), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, whether alone or in combination with any other event, (i) entitle any Business Employee to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Business Employee, (iii) result in any forgiveness of indebtedness, trigger any funding obligation in respect of any Benefit Plan or otherwise or (iv) result in any “payment” to any “disqualified individual” (in each case within the meaning of Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).  No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code or due to loss of any Tax deduction under Section 280G of the Code.

2.14Labor

(a)Schedule 2.14(a) sets forth a list, as of the date hereof, of all Business Employees. Seller has provided or made available to Buyer, as of the date hereof, for each Business Employee, such employee’s title, annual base salary, the date of hire of each such employee and each such employee’s principal work location.

(b)No member of the Company Group is a party to, or bound by, any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Business Employees.  There is no pending or, to Seller’s Knowledge, threatened, and since January 1, 2018, there has not been, any strike, lockout, slowdown, or work stoppage by or with respect to the Business Employees.  The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby. There is no unfair labor practice charge or complaint, grievance or labor arbitration, pending or threatened, against Seller before the National Labor Relations Board or any Governmental Authority or arbitrator.

(c)Seller, each member of the Company Group, and each of their Affiliates is in substantial compliance with all applicable Laws respecting terms and conditions of employment or engagement, fair employment practices, employment standards, workers’ compensation, meal and rest breaks, occupational safety and health requirements, plant closings, wages and hours, pay equity, worker classification, withholding of taxes, benefit plan participation, discrimination, sexual harassment, affirmative action, work authorization, immigration, Form I-9 matters, continuation coverage under group health plans, pension commitments, disability rights or benefits, equal opportunity, human rights, labor relations, employee leave issues and unemployment insurance and related matters.   With respect to each individual who renders services to or on behalf of the Business, whether directly or indirectly (including through a third person), Seller, each member of the Company Group, and each of their Affiliates has accurately classified each such individual as an employee, independent contractor, or otherwise under any and all applicable Laws, and each individual classified as an employee has been properly classified as exempt or nonexempt under any and all applicable Laws. With respect to the Business Employees, Seller and its Affiliates have not, any time within the six (6) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that would create any obligations upon, or liabilities for, any Acquired Subsidiaries or Buyer under the WARN Act or similar state and local laws.

(d)There are no complaints, lawsuits or other proceedings pending or, to Seller’s Knowledge, threatened against Seller, any member of the Company Group, or any of their Affiliates brought by or on behalf of any Business Employee or any current or former prospective employee or individual service provider of the Acquired Subsidiaries, including any pending or threatened complaint filed by any such individual with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any equivalent Governmental Authority responsible for the prevention of unlawful employment practices.

(e)There is no pending or, to Seller’s Knowledge, threatened claim or litigation against any Acquired Subsidiary with respect to allegations of sexual harassment, discrimination or other workplace misconduct, and in the last three (3) years (i) there have been no reported internal or external complaints accusing any supervisory or managerial Business Employee (or employee of Seller, any member of the Company Group, and their Affiliates who performed services for the Business) of sexual harassment, discrimination or other workplace misconduct and (ii) there has been no settlement of, or payment arising out of or related to, any litigation or complaint with respect to sexual harassment, discrimination or other workplace misconduct.

2.15Taxes.

(a)All Tax Returns required to have been filed with respect to the Business or the Assets or any Acquired Subsidiary have been duly and timely filed.  All such Tax Returns were correct and complete in all material respects.  Except as set forth on the Schedule 2.15(a), all Taxes due and owing by Seller with respect to the Business or the Assets or by any Acquired Subsidiary have been duly and timely paid.  Neither Seller nor any Acquired Subsidiary is currently the beneficiary of, or has made any outstanding request with respect to the Business or Assets (in the case of Seller) for, any extension of time within which to file any Tax Return.  No written notice that any claim that could affect the Business or Assets in the hands of Buyer or any Acquired Subsidiary is currently outstanding by a Governmental Authority in a jurisdiction where Seller or an Acquired Subsidiary does not pay a particular type of Tax or file a particular type of Tax Return that Seller or such Acquired Subsidiary is or may be subject to such taxation by, or required to file any such Tax Return with, that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) existing, pending or, to Seller’s Knowledge, threatened upon any of the Assets or any assets of any Acquired Subsidiary.

(b)All Taxes required to have been withheld with respect to the Business or the Assets or by any Acquired Subsidiary have been duly and timely withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(c)Except as set forth on Schedule 2.15(c), no tax audits, investigations or administrative or judicial Tax proceedings are pending or being conducted that could affect any Acquired Subsidiary or the Business or Assets in the hands of Buyer.  All deficiencies asserted as a result of any tax audit or examination that could affect any Acquired Subsidiary or the Business or Assets in the hands of Buyer have been paid in full or finally settled.  Neither Seller nor any Acquired Subsidiary has received from any Governmental Authority (including jurisdictions where Seller or such Acquired Subsidiary has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority, in each case that could affect any Acquired Subsidiary or the Business or Assets in the hands of Buyer.

(d)No Person has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that could affect any Acquired Subsidiary or the Business or Assets in the hands of Buyer, which waiver or extension is currently in effect.

(e)Seller and each Acquired Subsidiary has charged, collected and remitted on a timely basis all material Taxes (in the case of Seller, with respect to the Business and the Assets) as required under material applicable Laws on any sale, supply, provision of services or delivery whatsoever.

(f)No transaction contemplated by this Agreement is subject to withholding under any provision of applicable Law (including Section 1445 or Section 1446 of the Code).

(g)Neither Buyer nor any Acquired Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (i) change in method of accounting of any Acquired Subsidiary for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of other applicable Law) executed by Seller or any Acquired Subsidiary prior to the Closing Date; (iii) installment sale or open transaction disposition made by Seller or any Acquired Subsidiary prior to the Closing Date; or (iv) any prepaid amount received or deferred revenue accrued, by Seller or any Acquired Subsidiary prior to the Closing Date.

(h)No Acquired Subsidiary has, and Buyer will not have by reason of the transactions contemplated by this Agreement, any liability for the Taxes of any other Person whether under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract.  No Acquired Subsidiary is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes.

(i)Schedule 2.15(i) sets forth the current U.S. federal income tax classification of each Acquired Subsidiary.

2.16Insurance.  Schedule 2.16 sets forth a complete and accurate list of all policies and Contracts for insurance (including coverage amounts, policy numbers, issuer, type of insurance, annual premiums and expiration dates) relating to the Assets or the Business as of the date hereof (collectively, the “Insurance Policies”), and complete and accurate copies of such Insurance Policies have been made available to Buyer.  All Insurance Policies are in full force and effect in accordance with their terms.  No written notice of cancellation, termination, premium increase or alteration of coverage has been received by Seller with respect to any Insurance Policy.  All Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage.  No insurance carrier under any Insurance Policy has issued a reservation of rights with regard to or disputed its obligation with respect to any material claim.

2.17Affiliate Transactions.  Except as set forth in Schedule 2.17, there are no Contracts, transactions, or arrangements between a member of the Company Group, on the one hand, and any Affiliate of a member of the Company Group, on the other hand (each, an “Affiliate Contract”).  Except as set forth in Schedule 2.17, no current officer or director of any member of the Company Group or, to Seller’s Knowledge, any current member or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person, has had, either directly or indirectly, a material interest in:  (a) any person or entity that purchases from, or sells, licenses or furnishes to, any member of the Company Group any goods, property, technology, intellectual or other property rights or services; or (b) any Contract to which a member of the Company Group is a party or by which it may be bound.

2.18Anti-Bribery; Anti-Money Laundering.

(a)Since January 1, 2016, neither Seller, its Affiliates, nor any director, officer or employee of or, to Seller’s Knowledge, agent, distributor, affiliate, representative or any other Person acting on behalf of, Seller or its Affiliates or the Business, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Bribery Laws”).

(b)Since January 1, 2016, Seller has not received written notice that Seller or to Seller’s Knowledge, its Affiliates, any director, officer or Employee of or, to Seller’s Knowledge, agent, distributor, affiliate or representative acting on behalf of, Seller or its Affiliates or the Business, are or have been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

(c)Since January 1, 2016 Seller has not received any written notice that it, or to Seller’s Knowledge, its Affiliates, any director, officer or Employee of or, to Seller’s Knowledge, agent, distributor, affiliate or representative acting on behalf of, Seller or its Affiliates or the Business, have been the subject of current, pending, or, to Seller’s Knowledge, threatened investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, or violated or received any notice, request or citation for any actual or potential noncompliance with Anti-Money Laundering Laws.

(d)Since January 1, 2016, the Business has been conducted in compliance with applicable Anti-Money Laundering Laws in all material respects.

2.19Brokers’ Fees.  Except for Montminy & Co., the fees and expenses of which shall be borne by Seller, no member of the Company Group has incurred, or made commitments for, any brokerage, finders’, investment bankers’ or similar fee or commission in connection with the transactions contemplated by this Agreement.

2.20Active Diners and Completed Orders.  Schedule 2.20 sets forth a true and correct calculation of (a) the number of Active Diners during the Measurement Period and (b) the number of Completed Orders during the Measurement Period presented for each calendar quarter during the Measurement Period (the “Measurement Period Completed Orders”).

2.21Investigation.  Seller has conducted its own independent investigation, review and analysis of Buyer.  Seller acknowledges and agrees that (a) in making its decision to enter this Agreement and to consummate the transactions contemplated hereby, Seller (i) has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in Article III hereof, (ii) has had such time as Seller deems necessary and appropriate to fully and completely review and analyze the information, documents and other materials related to Buyer that have been provided to Seller by or on behalf of Buyer or which are publicly available to Seller and (iii) has been provided an opportunity to ask questions of Buyer with respect to such information, documents and other materials and has received satisfactory answers to such questions and (b) none of Buyer or any other Person has made any representation or warranty as to Buyer or this Agreement whatsoever, express or implied, except as expressly set forth in Article III hereof.

2.22Franchise Matters.

(a)Franchise System.  Other than the Franchise System, no member of the Company Group has owned or operated any franchise system. The Franchise System has not been operated outside the U.S.

(b)Franchise Agreements.  Schedule 2.22(b) sets forth a list of all Franchise Agreements that are currently in effect between a member of the Company Group and any Franchisee.  The Seller has made available to Buyer accurate and complete copies of each Franchise Agreement.  The list of Franchise Agreements on Schedule 2.22(b) accurately includes (i) the name of the franchisor, if other than Delivery Dudes Franchise System LLC (ii) the name of the Franchisee, (iii) the business address of each franchised location operated by such Franchisee, (iv) the effective and expiration dates, (v) the number of remaining renewal options, and (vi) the date, name and description of any material addenda, amendments, waivers, extensions, side letters, or other modifications of any Franchise Agreement since the execution of such Franchise Agreement to which any member of the Company Group, or any of its or their agents, have agreed to, entered into, or acquiesced.

(c)Violations.  Except as set forth in Schedule 2.22(c), no member of the Company Group is in or has received notice of any Breach under any Franchise Agreement, and to the Knowledge of the Seller, neither the Franchisee or any other party thereto is in, or has received notice of any Breach under any Franchise Agreement, the Breach of which has not been cured.  Each Franchise Agreement is a valid and binding Contract of a member of the Company Group, is in full force and effect, and is enforceable against a member of the Company Group, and, is valid, binding and enforceable against each Franchisee or any other party thereto.  No Franchise Agreement is subject to any claim of, or right to, termination, cancellation or rescission by any Franchisee or to the Knowledge of the Seller, any third party thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  To the Knowledge of the Seller, the certifications made by each Franchisee and each Franchisee’s owner(s) in each Franchisee Certificate are true and correct.

(d)Options.  Except as described in Schedule 2.22(d), no Franchisee or other Person has any enforceable, unexpired right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchised Business.

(e)Franchisee Funds.  Except as described in Schedule 2.22(e), there is and never has been any funds or cooperatives administered by or paid to a member of the Company Group on behalf of any Franchisees, including funds that Franchisees contributed for advertising and promotion.

(f)Disputes.  Either the FDDs or Schedule 2.22(f) contains a summary of all (i) Franchise-related, license related, Franchisee-related and licensee-related arbitrations, litigation, class proceedings, material complaints or disputes, including claims that any member of the Company Group is vicariously or jointly liable with any Franchisee or licensee, or with respect to any Franchisee’s or licensee’s employees, (ii) “litigation” required for disclosure under the FTC Rule, and (iii) other Proceedings which were or are pending or, to the Knowledge of the Seller, threatened, from any Franchisee, licensee, association purporting to represent a group of Franchisees or licensees, or Governmental Authority.

(g)FDDs.  The Seller has made available to Buyer the 2017 and 2019 Franchise Disclosure Document of Delivery Dudes Franchise System LLC (collectively, the “FDDs”) used to offer or sell franchises. Except as set forth on Schedule 2.22(g), the FDDs (i) have contained all information required by the FTC Rule and other Franchise Laws, (ii) have been prepared and delivered to prospective Franchisees in compliance with the FTC Rule and other Franchise Laws, and (iii) have not contained any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. Except as set forth on Schedule 2.22(g)(ii), Seller has not sent or received any material correspondence to or from any Governmental Authority concerning compliance with Franchise Laws or any other Laws, or related to any anti-poaching or non-compete provisions in its Franchise Agreements.

(h)Franchise Agreements.  The Seller has made available to Buyer a copy of the 2017 and 2019 form of Delivery Dudes franchise agreement included as an exhibit to the FDDs.  Except as set forth in Schedule 2.22(h), no member of the Company Group has entered into any material waivers, alterations, addenda, amendments or other modifications of any Franchise Agreement.

(i)Financial Performance.  No “Financial Performance Representation” (as defined in the FTC Rule) has ever been made to any Franchisee or prospective franchisee by a member of the Company Group, or an officer, general partner, limited partner, salesperson, or representative of a member of the Company Group, except Financial Performance Representations which have been incorporated properly into the applicable FDD.

(j)Jurisdictions.  Schedule 2.22(j) sets forth a list of the jurisdictions in which any member of the Company Group is or has been actively offering or selling franchises and any jurisdiction in which it is or has been registered or authorized to offer and sell franchises, or is exempt from such registration, under a Franchise Law.  There are no stop orders or other

Proceedings currently in effect or threatened that would prohibit or impede the Buyer’s ability to offer or sell franchises or enter into Franchise Agreements immediately following the Closing Date, except for any amendment filings and changes to the FDD (if any) that might be required to describe the transactions contemplated by this Agreement.

(k)Franchise Laws.  Each member of the Company Group is in compliance in all material respects with all Franchise Laws, other than as set forth in Schedule 2.22(k)(i). All former Franchisees and former licensees that have ceased operation since January 1, 2017, and the reasons each such Franchisee or licensee is no longer a Franchisee or a licensee are set forth on Schedule 2.22(k)(ii), and (u) no Franchise Laws were violated by any member of the Company Group in connection with any such former Franchisees’ or former licensees’ default, termination, non-renewal or transfer of such franchise or license agreement, (v) no former Franchisee or former licensee has a valid claim for Losses arising out of or related to the applicable Franchise Agreement or license agreement, any other agreements by the former Franchisee or former licensee with any member of the Company Group, or the franchise or license relationship, (w) no former Franchisee or former licensee is operating a competing delivery service business utilizing Company Group Intellectual Property other than in connection with a transition to a Delivery.com franchise platform, and such parties are set forth in Schedule 2.22(k)(iii), (x) no former Franchisee or licensee, to Seller’s Knowledge, has violated its post-termination contractual obligations, (y) no former Franchisee or Licensee has any valid claim that such former Franchisee or former licensee still has the right to operate its business using the Company Group Intellectual Property or that its franchise agreement or license agreement has not been fully terminated, or (z) no restriction exists on any member of the Company Group or their Affiliates, or their respective successors and assigns, from operating itself or licensing or franchising a third party to operate in any market using the Company Group Intellectual Property, other than as set forth in Schedule 2.22(k)(iv).

(l)Territories.  No Franchisee has been granted protected or exclusive territory rights, a protected or exclusive designated area, or an option, right of first refusal or other arrangement regarding additional territory rights except as set forth in the Franchise Agreements.  No Franchisee has been granted any non-exclusive territory rights or designated area, except as set forth in the Franchise Agreements.  To the Knowledge of Seller, no Franchisee’s protected or exclusive territory rights or designated area are violated in any way by another Franchisee’s protected or exclusive territory rights or designated area.

(m)Franchise Sellers; Sales Agents.  No member of the Company Group has used any independent sales agents, sales brokers and referral sources to assist with the sale of Franchises.  No Person other than Jayson Koss, Ryan Sturgis and Peter DeBaptiste have sold franchises by or on behalf of Delivery Dudes Franchise System, LLC or the Franchise System.

(n)Rebates; Products.  Except as described in Schedule (n), Delivery Dudes Franchise Systems, LLC has not entered into any Contract whereby a member of the Company Group or any Affiliate receives rebates, allowances, discounts or other payments or remuneration of any kind (collectively, “Rebates”) from suppliers or other third parties selling products or services, directly or indirectly, to Franchisees.  No member of the Company Group or any of its or their Affiliates has made any commitment, promise or pledge (oral or written) to share with Franchisees any Rebates.  Except as described in Schedule 2.22(m), Delivery Dudes Franchise Systems, LLC has

not received any revenue or other consideration, directly or indirectly, as a result of Franchisees’ required purchases or leases of products or services or delivery of services.

(o)Councils. Except as described in Schedule 2.22(o), to the Knowledge of the Seller, no franchise association or organization is acting as a representative of any group of two or more Franchisees.  Any franchise council or advisory group (whether independently formed or sponsored by a member of the Company Group) presently in place is advisory in nature and is disclosed on Schedule 2.22(o).

(p)Consents.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) require the consent or approval by any Franchisee, council, association, or other third party, or (ii) result in a violation of or a default under, or give rise to a claim for Losses or damages, right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(q)Non-Competes.  A member of the Company Group has not waived enforcement of any non-compete restriction under any Franchise Agreement, and, to the Knowledge of the Seller, no current or former Franchisee is in violation of any non-compete covenant under any Franchise Agreement to which the current or former Franchisee is or was a party.

(r)Accounts Payable; Promissory Notes. Except as set forth in Schedule 2.22(r), no Franchise has a promissory note payable to a member of the Company Group, or an accounts payable balance owed to any member of the Company Group for past due amounts.

(s) Enforcement.  Except as described in Schedule 2.22(s), Each member of the Company Group has consistently enforced the terms of the Franchise Agreements, including enforcement, in all material respects, of all required operating standards set forth in the operations manuals of any member of the Company Group applicable to the Franchised Businesses.

(t)Franchisee Employees.  No member of the Company Group has exercised control over, or issued policies that would enable a member of the Company Group to exercise control over, any Franchisee’s relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling.  No member of the Company Group has been alleged to be, and has not received, any formal or informal complaint, allegation or notice of inquiry or investigation from any Franchisee, employee of a Franchisee or third party or Governmental Authority that any member of the Company Group is or may be joint employers with or subject to joint employment liability with any Franchisee. To the Knowledge of the Seller, no Franchisee is a party to or bound by any written or oral collective bargaining agreement or any other Contract or commitment with any labor union or other labor organization, and no union organizing or decertification activities are underway or threatened with respect to the employees of any of the Franchisees.

(u)Insurance.  Each Franchisee is required to provide evidence to Delivery Dudes Franchise System LLC that it is currently in compliance with the insurance requirements of the Franchise Agreement.  To the Knowledge of the Seller, Franchisee is in compliance with their respective Franchise Agreement’s insurance requirements.

2.23Disclaimer of Other Representations and Warranties.  Except as previously set forth in this Article II (as modified by the Schedules), neither Seller nor any related Person or Person acting on behalf of any of them make any representation or warranty, express or implied, at law or in equity, with respect to Seller or any of its assets, liabilities or operations or the transactions contemplated by this Agreement, and Seller hereby disclaims all liability and responsibility for any other representations, warranties, Projections, forecasts, statements or information made, communicated or furnished (orally or in writing) to Buyer, its Affiliates or representatives. Notwithstanding anything contained in this Agreement to the contrary, Seller makes no representations or warranties to Buyer regarding any Projections or the future or probable profitability, success, business, opportunities, relationships and operations of Seller.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer represent and warrant to Seller (except as set forth in the applicable Schedules referenced below as well as any other section in this Agreement to which it is reasonably apparent from a reading of such Schedules without assuming any knowledge of the matters disclosed therein that such information is relevant to any other section) as follows:

3.1Organization.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer is a limited liability company,  duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2Contemplated Transactions; General Compliance.

(a)Enforceability; Authority.  Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent or Buyer, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to the Creditor’s Rights Exception.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent and Buyer and the consummation of the transactions contemplated hereby and thereby have been  duly and validly authorized by all requisite corporate action on the part of Parent and Buyer, and no other proceedings on the part of Parent or Buyer or their respective shareholders are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

(b)No Conflict.  The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation or performance of any of the transactions contemplated hereby or thereby will not:  (i) conflict with or violate any provisions of the organizational documents of Parent or Buyer; or (ii) Breach any provisions of or result in the termination, maturation or acceleration of, any rights or obligations under any Contract, Order or Law, to which Parent or Buyer is subject, to which Parent or Buyer is a party or by which any of Parent’s or Buyer’s properties or assets is bound, except in the case of clause (ii) where such

Breach, termination, maturation or acceleration would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or Buyer’s ability to consummate the transactions contemplated by this Agreement.

(c)Governmental Filings.  No Governmental Filings are required in connection with the execution, delivery and performance of the transactions contemplated by this Agreement by Buyer, except for the consents stated in Schedule 2.2(d) and in respect of applicable requirements of the Federal Securities Laws.

3.3Brokers’ Fees.  Neither Parent nor Buyer has incurred, or made commitments for, any brokerage, finders’, investment bankers’ or similar fee or commission in connection with the transactions contemplated by this Agreement.

3.4Sufficiency of Funds.  Buyer has available to it sufficient funds to enable it to make payment of the Closing Cash Payment and consummate the transactions contemplated by this Agreement.

3.5Litigation.  There is no pending or, to Parent’s or Buyer’s Knowledge, threatened Litigation or Order by or against Parent or Buyer (i) that challenges the transactions contemplated by this Agreement and the agreements contemplated hereby; or (ii) that seeks to enjoin or prohibit consummation of, or seeks other equitable relief with respect to, the transactions contemplated by this Agreement and the agreements contemplated hereby.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation or Order. There are no, and have been no, Orders against the Parent or the Buyer. There is no unsatisfied judgment or any open injunction binding upon the Parent or the Buyer that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Parent or Buyer to enter into and perform their obligations under this Agreement.

3.6Shares.  The Shares to be issued pursuant to this Agreement, upon issuance, will be validly issued and outstanding as fully paid and non-assessable shares in the capital of Parent and shall be free and clear of any lien, claim or encumbrance other than any such liens, claims or encumbrances contemplated by this Agreement.

3.7SEC Reports; Financial Statements.  Parent has filed all reports required to be filed by it with the SEC since January 1, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”).  None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

3.8Reporting Company.  Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Stock is registered pursuant to Section 12(b) of the Exchange Act.

3.9Listing.  The Parent Stock is listed on NASDAQ.  Parent satisfies all the requirements for the continued listing of the Parent Stock on NASDAQ.  Parent is in material compliance with all applicable NASDAQ listing and corporate governance rules.

3.10Sarbanes-Oxley Act.  Parent is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11Investment Company.  Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.12Investigation.   Each of Parent and Buyer acknowledges and agrees that it has conducted its own inquiry, independent investigation, review and analysis of Seller, the Assets and the Assumed Liabilities.  Each of Parent and Buyer acknowledges and agrees that (a) in making its decision to enter this Agreement and to consummate the transactions contemplated hereby, each of Parent and Buyer (i) has relied upon such inquiry, investigation, review and analysis and the representations and warranties of Seller set forth herein, (ii) has formed an independent judgment concerning the Business and the Assets and the transactions contemplated by this Agreement, (iii) has had such time as Buyer and Parent deem necessary and appropriate to fully and completely review and analyze the information, documents and other materials related to Seller, the Business, the Assets and the Assumed Liabilities that have been provided to Buyer by or on behalf of Seller or which are publicly available to Buyer and Parent and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received satisfactory answers to such questions and (b)  except as expressly set forth in this Agreement, Buyer shall acquire the Assets and assume the Assumed Liabilities in “as is” condition and on a “where is” basis.  For the avoidance of any doubt and without limiting the generality of the foregoing, Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make the Projections, that each of Buyer and Parent is familiar with such uncertainties, that each of Parent and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to them and any use of or reliance by Buyer or Parent on such Projections shall be at their sole risk, and neither Parent nor Buyer shall have any claim against anyone with respect thereto.

3.13Disclaimer of Other Representations and Warranties.  Except as previously set forth in this Article III, Buyer makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Article IV
COVENANTS

4.1Conduct of Business Prior to the Closing.  Except as contemplated on Schedule 4.1, or with the written consent of Buyer, which may not be unreasonably withheld, conditioned or delayed, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall (i) conduct the Business in the ordinary course of business and (ii) use commercially reasonable efforts to preserve the Business’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and keep available the service of their present employees and service providers.  Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, directly or indirectly do, or propose or commit to do, or otherwise cause to occur, any of the following with respect to any member of the Company Group:

(a)make any change in or amendment to its organizational documents;

(b)declare, set aside, make or pay any dividend or other distribution, other than distributions paid solely in cash;

(c)(i) except in the ordinary course of business, (A) enter into any Contract that, had it been entered into prior to the date of this Agreement, would be a Material Contract or an Affiliate Contract, or (B) materially amend, modify, terminate or cancel (x) any existing Material Contract or (y) any Contract that, had it been entered into prior to the date of this Agreement, would be a Material Contract or (ii) fail to perform any of its obligations under all Contracts relating to or affecting the Assets or Business;

(d)enter into any agreement that restricts the ability of any member of the Company Group to engage or compete in any line of business, or enter into any agreement that restricts the ability of any member of the Company Group to enter a new line of business;

(e)except in the ordinary course of business, discontinue any business material to the Business or sell, lease, license, transfer or otherwise dispose or permit the cancellation, abandonment or dedication to the public domain of any of the material property rights (including material Intellectual Property) or assets of the Business, other than as required pursuant to existing Contracts or commitments;

(f)acquire (by merger, consolidation, purchase, or other acquisition of equity interests or assets) any Person or any material properties or assets of any Person, except for acquisitions of properties, assets, inventory and equipment in the ordinary course of business;

(g)incur any Indebtedness, issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(h)make any loans, advances or capital contributions to, or investments in, any other Person, or forgive, cancel or compromise any debt or claim, in each case, other than in the ordinary course of business;

(i)fail to pay its debts, Taxes and other obligations when due;

(j)except as required by applicable Law or the terms of any Benefit Plan as in effect on the date of this Agreement, (A) amend, terminate, enter into or adopt any Benefit Plan (or any arrangement that would be a Benefit Plan if it was in effect on the date hereof) or any collective bargaining agreement; (B) grant or increase the compensation or benefits or other pay (including base salary or hourly rate, bonus, severance, termination, commissions and incentive compensation) of any Business Employee or other individual service provider of the Business;  (C) pay, grant, or increase any severance or termination pay to (or otherwise amend any such existing arrangement with) any current or former Business Employee or other individual service provider of the Business; (D) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Benefit Plan or otherwise; or (E) grant any new awards, or modify the terms of any outstanding awards under any Benefit Plan or otherwise;

(k)hire or modify any employment arrangement with any Business Employee or terminate the employment of any such Business Employee, other than (y) terminations for cause, or (z) any hourly Business Employees in the ordinary course of business;

(l)cancel, compromise or settle any material Litigation, or intentionally waive or release any material rights, with respect to the Business;

(m)make any changes to its accounting principles or practices, other than as may be required by law or GAAP;

(n)other than in the ordinary course of business or consistent with past practices, change in any material respect the policies or practices of the Business with regard to the extension of discounts or credit to customers or collection of receivables from customers;

(o)make any change to any tip pooling arrangement or to any practices of any member of the Company Group with respect to tips and gratuities in effect as of the date hereof, unless required by applicable Law;

(p)change or revoke any material Tax election; change any method of accounting for Tax purposes; settle or compromise any Litigation in respect of Taxes; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, foreign or other Law); knowingly surrender any right to claim a Tax refund; file any amended Tax Return or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes; fail to make any estimated Tax payments or fail to properly accrue for Taxes in a manner consistent with the Seller’s past practices and applicable Law (and such estimated Tax payments or accruals shall not take into account any deductions arising on or prior to the Closing Date as a result of the payments pursuant to or as contemplated by this Agreement), in each case with respect to any Acquired Subsidiary or the Business or Assets to the extent such action would be binding on Buyer or such Acquired Subsidiary following the Closing Date;

(q)violate any applicable Law or Order;

(r)enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or consolidation or other reorganization; or

(s)agree, authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

4.2Access to Information.  Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall (a) afford the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer reasonable access during normal business hours to such of the properties, books, Contracts, commitments, records, officers and employees of the Company Group as Buyer may reasonably request and (b) furnish Buyer and its representatives with such financial, operating and other data related to the Business as Buyer or any of its representatives may reasonably request; provided that (i) such access shall be exercised in such a manner as to not interfere unreasonably with the conduct of the Business, (ii) the Party granting access may withhold any document (or portions thereof) or information (x) that is subject to the terms of a non-disclosure agreement with a third party, (y) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Party’s counsel, constitutes a waiver of any such privilege or (z) if the provision of access to such document (or portion thereof) or information, as determined by such Party’s counsel, would reasonably be expected to conflict with applicable Law.

4.3SEC Matters.  Seller shall, and shall cause each member of the Company Group to, as promptly as reasonably practicable, provide Parent with all information concerning the Company Group, its respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in any form, report, schedule or other document filed by Parent with the SEC and all amendments, modifications and supplements thereto.  It is the sole responsibility of Parent to interpret and determine appropriate SEC guidance as it applies to Parent and Buyer and to timely communicate requirements to the Seller.  Seller shall fully cooperate and make commercially reasonable best efforts to timely provide any information to Parent that is required to be included within any SEC filing.  Seller shall make, and shall cause each member of the Company Group to make, their Affiliates, directors, officers, managers, employees, accountants and auditors reasonably available to Parent and its counsel in connection with the drafting of any filings to be made by Parent under the Federal Securities Laws.

4.4Indebtedness Payoff.  On or prior to the Closing Date, Seller shall obtain and provide to Parent a true and correct copy of a payoff letter with respect to each of the items listed on Schedule 2.4 (collectively, the “Payoff Letters”) duly executed by each borrower, creditor and other party thereunder, in customary form and providing for the termination of such Indebtedness and related documents and the termination and release of all Encumbrances securing such Indebtedness.

4.5Franchise System.  During the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each member of Company Group will continue to operate in the ordinary course of business with regard to the Franchisees, the Franchise Agreements and the operation of the Franchise System, subject to any limitations or restrictions imposed under applicable Franchise Laws as a result of the execution and delivery of this Agreement and the transactions contemplated hereby, and no member of the Company Group shall, without the prior written consent of the Buyer, and whether or not in the ordinary course of business, (i) rescind or cancel any Franchise Agreement, (ii) materially amend, modify, terminate, renew, not renew, or consent to a transfer or assignment of any Franchise Agreement or any Franchised Business, (iii) purchase any Franchised Business, or exercise any option to purchase or right of first refusal related to any Franchised Business, (iv) enter any Contract related to any Franchise Agreement or Franchised Business, whether with a Franchisee or a third party, or (v) offer or sell Franchised Businesses or Franchise Agreements.  To the extent Delivery Dudes Franchise System, LLC desires or is required to amend any FDDs to disclose the transaction contemplated by this Agreement, or changes related to the transaction, or other matters, the Seller shall provide Buyer with the proposed FDD changes for Buyer’s review, sufficiently in advance of issuing and filing any amended FDD, to provide Buyer with a reasonable opportunity to comment on and approve such changes.

4.6Satisfaction of Closing Conditions.  Subject to the terms and conditions of this Agreement, (i) each Party shall use its commercially reasonable efforts to cause the conditions set forth in Article VI to be satisfied and to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other Parties hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated herein in the most expeditious manner practicable, including:  (x) obtaining applicable consents, waivers or approvals of any third parties (including any Governmental Filings); and (y) the execution and delivery of such instruments, and the taking of such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement.

4.7Books and Records.  From and after the Closing, Buyer agrees that it shall preserve and keep the records acquired or otherwise held by it or its Affiliates as of the Closing Date relating to the Business, the Assets and the Assumed Liabilities for a period of five (5) years from the Closing Date. In the event that Buyer wishes to destroy such records after that time, Buyer shall first give ninety (90) days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Buyer within that ninety (90) day period, to take possession of the records within one-hundred eighty (180) days after the date of such notice.

4.8Confidentiality

(a)The Parties and their respective representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement.  The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 8.2 in accordance with its terms.

(b)From and after the Closing, Seller will keep in strict confidence, and will not, directly or indirectly, except as required by Law or, if applicable, in the course of any member of Seller performing his or her duties after the Closing as a partner, officer or employee of Buyer, at any time, disclose, furnish, disseminate, make available or use any trade secrets or confidential business and technical information of the Business or Buyer, any of its Subsidiaries, affiliated or related companies, or any of their respective clients, customers or vendors, whatever its nature and form and without limitation as to when or how Seller may have acquired such information.  Such confidential information includes the unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other confidential business information with respect to the Business or Buyer.  Such confidential information does not include any information that is or becomes publicly known other than as a result of a Breach of Seller’s obligations (whether under this Agreement or otherwise) or any confidential information included in or retained by the Seller solely in connection with the Excluded Assets.  Seller specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of such Person and whether compiled by Seller, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made to maintain the secrecy of such information, that such information will be the sole property of Buyer and that any retention and use of such information by Seller (except, if applicable, in the course of any member of Seller performing his or her duties after the Closing as a partner, officer or Employee of Buyer) will constitute a misappropriation of Buyer’s trade secrets and a Breach of this Agreement.  In the event that Seller or its representatives becomes legally compelled to disclose any information referred to in this Section 4.8(a), Seller shall provide Buyer with prompt written notice before such disclosure, to the extent legally permitted, sufficient to enable Buyer either to seek a protective order, at Buyer’s expense, or another appropriate remedy preventing or prohibiting such disclosure.

4.9Non-Competition; Non-Solicitation; Non-Disparagement.

(a)For a period of three (3) years commencing on the Closing Date, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in any Competitive Activity in the Territory except with respect to Buyer or its Subsidiaries or (ii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between Buyer or its Subsidiaries and customers or suppliers of Buyer or its Subsidiaries (including, for the avoidance of doubt, with respect to the Business and the Assets).  For purposes of this Section 4.9(a), “Territory” means North America.

(b)For a period of three (3) years commencing on the Closing Date, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, hire, solicit or induce, or attempt to hire, solicit or induce, any employee of Buyer or its Subsidiaries or encourage any such employee to leave or reduce such employment or hire any such employee who has left such employment (including, for the avoidance of doubt, employees of the Business); provided that nothing in this Section 4.9(b) shall prevent Seller or any of its Subsidiaries from hiring (x) any employee whose employment has been terminated by Buyer or its Subsidiaries without cause; or (y) after 180 calendar days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)For a period of three (3) years commencing on the Closing Date, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, solicit, call on or entice, or attempt to solicit, call on or entice, any customers of Buyer or its Subsidiaries (including, for the avoidance of doubt, any customers of the Business), in each case for purposes of diverting business or services from Buyer or its Subsidiaries; provided however this clause (c) shall not prohibit the Seller, its Subsidiaries or any Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database.

(d)Seller acknowledges that a Breach or threatened Breach of this Section 4.9 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a Breach or a threatened Breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such Breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)Seller and Buyer agree and intend that Seller’s obligations under this Section 4.9 be tolled during any period that Seller is in Breach of any of the obligations under this Section 4.9, so that Buyer is provided with the full benefit of the restrictive periods set forth herein.

(f)Seller acknowledges that the restrictions contained in this Section 4.9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 4.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.9 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g)For a period of three (3) years commencing on the Closing Date, Seller will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Buyer, its Subsidiaries, the Business or the Assets. It shall not however be a breach of this Subsection to testify truthfully in any judicial, administrative or arbitration proceeding or to make statements or allegations in legal filings, depositions or responses to interrogatories that are based on reasonable belief and are not made in bad faith.  Notwithstanding anything herein to the contrary, nothing in this paragraph shall prevent Buyer or Parent from exercising its authority or enforcing its rights or remedies hereunder or that Buyer or Parent may otherwise be entitled to enforce or assert under any other agreement or applicable Law, or limit such rights or remedies in any way.

4.10Further Assurances.  The Parties shall cooperate reasonably with the other Parties hereto and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

4.11Transfer Taxes.  All Transfer Taxes shall be paid when due and shall be borne  by Seller.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto).

4.12Apportioned Obligations.  All real or personal property and similar ad valorem Taxes for a taxable period that includes the Closing Date (“Apportioned Obligations”), shall be apportioned between the portion of such taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) and the portion beginning on the day after the Closing Date (the “Post-Closing Tax Period”) on a per diem basis.  Seller shall be liable for any such Apportioned Obligations apportioned to the Pre-Closing Tax Period and Buyer shall be liable for any such Apportioned Obligations apportioned to the Post-Closing Tax Period.

4.13No Parent Stock Transactions.  From and after the date of this Agreement until the Closing, no member of the Company Group nor any of the Company’s Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent.  Seller shall use commercially reasonable efforts to require each of its Affiliates and representatives to comply with the foregoing sentence.

4.14Audit.  Seller shall cooperate with Parent in the event that Parent needs to obtain an audit of the Company Group or the Seller and Acquired Subsidiaries for any period ending prior to Closing; provided that the Parent shall make available any Transferred Employees necessary to assist the Seller in connection therewith.

4.15Change of Name or Liquidation.  Unless otherwise agreed to by Buyer, within 30 Business Days of Closing, Seller shall (or shall cause the relevant members of the Company Group to) (i) change the name of each Non-Acquired Subsidiary to a name that does not include “Delivery Dudes”, “DD”, or any other permutation thereof, and that is otherwise not a name that may suggest an affiliation of any kind with the Business, Assets and/or Acquired Subsidiaries or (y) liquidate, dissolve or wind up each Non-Acquired Subsidiary.

Article V
Employees and Employee Benefit Plans

5.1Employee Matters

(a)Effective as of the Closing Date, Buyer shall offer, or cause its applicable Affiliate to offer, employment to each Business Employee.  Each Business Employee who accepts Buyer’s or its Affiliate’s offer of employment pursuant to this Section 5.1 shall be referred to herein as a “Transferred Employee”.

(b)Following the Closing, Seller and its Affiliates (other than the Acquired Subsidiaries) shall retain and be responsible for (and shall indemnify and hold the Buyer and the Acquired Subsidiaries from and against) (i) any and all Liabilities, whenever arising or occurring, under the Benefit Plans (other than any Standalone Plan), (ii) any and all Liabilities relating to the employment, compensation and employee benefits of the Transferred Employees which arise or are incurred prior to the Closing and (iii) any and all Liabilities relating to any Seller employee who is not a Transferred Employee, whenever arising or occurring. Except as set forth in the immediately preceding sentence, Buyer shall be solely responsible for all Liabilities related to the Transferred Employees that relate exclusively to periods after the Closing Date.

(c)This Section 5.1 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.1, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.1.  Without limiting the foregoing, no provision of this Section 5.1 will (i) be treated as an amendment to any particular Benefit Plan, (ii) prevent Buyer from amending or terminating any of its benefit plans in accordance their terms, (iii) prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Employee, or (iv) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, Business Employee, employee, or individual service provider of Seller, any Acquired Subsidiary, Buyer or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Article VI
CLOSING CONDITIONS

6.1Conditions to Obligations of Parent and Buyer.  Except as may be waived in writing by Parent and Buyer, the obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

(a)Governmental Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement unlawful or otherwise restraining or prohibiting consummation of such transactions.

(b)Representations and Warranties.  The representations and warranties of Seller contained in Article II shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies of representations and warranties of Seller other than the Fundamental Representations, the effect of which would not, individually or in the aggregate, be material to the Business or the Assets and Assumed Liabilities taken as a whole.

(c)Covenants.   Seller shall have performed and complied with in all material respects all covenants and agreements hereunder required to be performed or complied with by them on or prior to the Closing Date.

(d)Closing Certificate.  Seller shall have delivered to Buyer a certificate, executed by an officer of Seller certifying to the satisfaction of the conditions specified in Section 6.1(b) above.

(e)No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(f)Payoff Letters.  Seller shall have delivered or caused to be delivered to Buyer the Payoff Letters providing for the matters set forth in Section 1.10(a)(xiv).

(g)Business Employees. Not less than fifty percent (50%) of the Business Employees (including each of the Key Employees) shall have executed standard employee onboarding documentation, satisfactory to Buyer.

(h)Consents.  Seller shall have delivered to Buyer evidence of the consents, assignments and other items set forth on Schedule 1.10(a)(xi).

(i)FIRPTA Certificate/W-9.  Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) and an IRS Form W-9 evidencing that Seller is not a foreign person within the meaning of Section 1445 and Section 1446 of the Code.

(j)Joinder of Buyer.  Buyer shall been joined as a credit party to the Luxor Credit and Guaranty Agreement.

6.2Conditions to Obligations of Seller.  Except as may be waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

(a)Governmental Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement unlawful or otherwise restraining or prohibiting consummation of such transactions.

(b)Representations and Warranties.  The representations and warranties of Parent and Buyer contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) that representations and warranties that are made on and as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies that would not prevent or materially impair or delay consummation by Buyer of the transactions contemplated hereby.

(c)Covenants.  Each of Parent and Buyer shall have performed and complied with in all material respects all covenants and agreements hereunder required to be performed or complied with by it on or prior to the Closing Date.

(d)Closing Certificate.  Each of Parent and Buyer shall have delivered to Seller a certificate, executed by an officer of Parent or Buyer (as applicable), certifying to the satisfaction of the conditions specified in Section 6.2(b) above.

Article VII
INDEMNIFICATION

7.1Survival.  Subject to the limitations and other provisions of this Agreement, representations and warranties contained herein shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that the Fundamental Representations shall survive until the date that is four (4) years from the Closing Date.  All covenants and agreements of the Parties contained herein which are to be performed prior to the Closing shall terminate at the Closing, except that the covenants and agreements set forth in Section 4.1 and Section 4.5 shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date.  All other covenants and agreements shall survive for the duration of their terms.  Notwithstanding anything to the contrary in this Agreement, including Section 7.4, any claim for Fraud may be brought within the applicable statute of limitations and nothing herein shall limit or reduce the amounts recoverable for any such claim.  If a Claim Notice has been given by an Indemnified Party to an Indemnifying Party within the applicable limitation period provided for in this Section 7.1, the end of the survival period that would otherwise apply to such claim shall be extended (solely with respect to the claim underlying such Claim Notice) until such later date as such claim has been fully and finally resolved.

7.2Indemnification by Seller.  From and after the Closing, subject to the terms and conditions of this Article VII, Seller shall indemnify and defend Buyer, its Affiliates and its representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or Breach of any of the representations or warranties of Seller contained in this Agreement (except for representations and warranties made as of a specific date, the inaccuracy or Breach of which will be determined with reference to such date);

(b)any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)the Excluded Liabilities; or

(d)the offer or sale by any member of the Company Group of any franchise or license in violation of any Franchise Laws since January 1, 2018.

7.3Indemnification by Buyer.  From and after the Closing, subject to the terms and conditions of this Article VII, Parent and Buyer shall jointly and severally indemnify and defend Seller, its Affiliates and its representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or Breach of any of the representations or warranties of Parent or Buyer contained in this Agreement as of the Closing Date (except for representations and warranties made as of a specific date, the inaccuracy or Breach of which will be determined with reference to such date); or

(b)any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Buyer prior to the Closing pursuant to this Agreement; and

(c)the Assumed Liabilities.

7.4Limitation on Indemnification.  The party making a claim under this Article VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 and Section 7.3 hereof shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, until the aggregate amount of all Losses suffered in respect of indemnification under Section 7.2(a) or Section 7.3(a) exceeds $120,000 (the “Deductible”), in which event the Indemnifying Party shall be liable for all such Losses in excess of the Deductible.

(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed the sum of (x) $1,725,000 plus (y) the aggregate Market Value of the Indemnity Holdback Shares (the “Cap”).

(c)Notwithstanding the foregoing, the limitations set forth in Sections 7.4(a) and (b) above shall not apply to Losses arising out of or resulting from any Breach of the Fundamental Representations; provided that in no event shall the aggregate liability of Seller for any Losses arising under this Agreement exceed the Purchase Price.

(d)For purposes of this Article VII, determinations of the existence of any inaccuracy, Breach or non-fulfillment and calculations of the amount of any Losses arising out of or resulting from any such inaccuracy, Breach or non-fulfillment shall be made without regard to any reference to “Material Adverse Effect,” “materiality” or any other correlative materiality qualifications.

(e)The amount of any and all Losses under this Article VII shall exclude exemplary or punitive damages, except to the extent arising from Fraud or actually awarded to a Third Party in an Action brought against an Indemnified Party.

7.5Notice of Claims.

(a)Any Indemnified Party shall, within the limitation period provided for in Section 7.1, give, in the case of indemnification sought by:  (i) any Seller Indemnified Party, to Buyer; or (ii) any Buyer Indemnified Party, to Seller, a written notice (a “Claim Notice”) that includes a general description of the facts giving rise to the claim for indemnification hereunder that is the subject of the Claim Notice (if and to the extent then known), a good faith estimate of the amount of such claim and a reference to the provision of this Agreement upon which such claim is based along with disclosure of any policy of insurance which may afford coverage for all or part of the Claim. A Claim Notice shall be given promptly following the claimant’s determination that facts or events give rise to a claim for indemnification hereunder; provided that the failure to give such written notice (i) shall not relieve any Indemnifying Party of its obligations under this Article VII, except to the extent it shall have been actually and materially prejudiced by such failure, and (ii) shall not relieve any Indemnifying Party of any other obligation or liability it may have to any Indemnified Party otherwise than under this Article VII.

(b)An Indemnifying Party shall have thirty (30) days after the giving of any proper Claim Notice pursuant hereto to:  (i) agree to the amount set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party (A) in the case of a claim by the Seller Indemnified Parties, in immediately available funds, or (B) in the case of a claim by the Buyer Indemnified Parties, (1) by the Buyer and Seller jointly directing the Escrow Agent to release from the Indemnity Escrow Holdback Amount the amount set forth in the Claim Notice (the “Indemnification Amount”), and (2) if the Indemnification Amount exceeds the available balance of the Indemnity Escrow Holdback Amount, and the full amount of the Indemnity Escrow Holdback Amount has been released pursuant to Section 7.5(b)(a)(1) above, by the Seller transferring back to Parent or a nominee thereof (for no consideration) from the Indemnity

Holdback Shares the number of shares of Parent Stock equal to (x) the amount by which the Indemnification Amount exceeds the available balance of the Indemnity Escrow Holdback Amount divided by (y) the Market Value as of the date of the Claim Notice; or (ii) provide such Indemnified Party with written notice that it disagrees with the claim set forth in the Claim Notice (the “Dispute Notice”).  For a period of sixty (60) days after the giving of any Dispute Notice, a representative of the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within sixty (60) days after the date the Dispute Notice is given, the Parties may thereupon proceed to pursue any and all available remedies at law.  If the Indemnifying Party agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then:  (x) if the Indemnified Party is a Buyer Indemnified Party, Buyer shall be entitled to the indemnification payment released by the Escrow Agent as contemplated by Section 7.5(b)(i)(B), or (y) if the Indemnified Party is a Seller Indemnified Party, then Buyer shall, using its own immediately available funds, pay Seller the amount set forth in the Claim Notice.

7.6Third Party Claims.

(a)If a claim by a third Person (including any audit, notice or request for information from a Tax Regulatory Authority) (a “Third Party Claim”) is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify:  (i) Buyer, in the case of indemnification sought by any Seller Indemnified Party; or (ii) Seller, in the case of indemnification sought by any Buyer Indemnified Party, in writing of such claims (a “Third Party Claim Notice”).  The Third Party Claim Notice shall include a general description of the facts giving rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, (if and to the extent then known) the amount or an estimate of the amount of such claim and all material documentation relevant to the claim described in the Third Party Claim Notice.  A Third Party Claim Notice shall be given promptly following the claimant’s determination that facts or events give rise to a claim for indemnification hereunder; provided that in respect of any Action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the Action or suit is commenced; and provided, further, that the failure to give such written notice (i) shall not relieve any Indemnifying Party of its obligations under this Article VII, except to the extent it shall have been actually and materially prejudiced by such failure, and (ii) shall not relieve any Indemnifying Party of any other obligation or liability it may have to any Indemnified Party otherwise than under this Article VII.

(b)The Indemnifying Party may at any time deliver written notice to the Indemnified Party that it intends to undertake, conduct and control, through counsel of its own choosing of recognized standing and competence and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that (i) the Indemnifying Party shall only be entitled to undertake, conduct and control such settlement or defense if it acknowledges, in writing, to the Indemnified Party its obligation to fully indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim (subject to, if applicable pursuant to Section 7.4, the Cap and Deductible) and (ii) if (A) in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party or (B) the Third

Party Claim is related to Taxes, then the Indemnified Party shall be entitled to participate in such settlement or defense through one counsel of its own choosing.  If the Indemnifying Party undertakes to conduct and control the settlement or defense of a Third Party Claim, it shall take all steps reasonably necessary in the settlement or defense of such Third Party Claim, and shall diligently pursue the resolution of such Third Party Claim.  Should an Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control the defense. If the Indemnifying Party does not notify the Indemnified Party in writing that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake the defense or prosecution of the claim through counsel of its own choice, and the reasonable fees and expenses incurred in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in this Article VII.  Notwithstanding the foregoing, the Indemnifying Party shall be entitled to assume the settlement or defense of a Third Party Claim under this Section 7.6(b) only if:  (A) the Third Party Claim involves solely monetary damages and (B) to the extent that the Cap applies, the potential Losses relating to such Third Party Claim are less than the Cap.

(c)Subject to Section 7.6(e), on the first Business Day following the Holdback Release Date, (i) Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller in accordance with the Escrow Agreement the remaining amount of the Indemnity Escrow Holdback Amount net of the amount of any unresolved or pending claims properly asserted by Buyer prior to the Holdback Release Date (“Unresolved Claims”), in cash, by wire transfer of immediately available funds to the account designated in writing by Seller, and (ii) the remaining number of Indemnity Holdback Shares, net of the number of Indemnity Holdback Shares corresponding to the amount by which the Unresolved Claims exceeds the available balance of the Indemnity Escrow Holdback Amount, shall be released from the Indemnity Holdback Restriction.  Buyer or Parent shall cause the record ownership of the released Indemnity Holdback Shares to be in the name of the Seller or in the names and percentage allocations of such other Persons as Seller may request via written notice to Buyer and Parent on a date that is no less than five (5) Business Days prior to the Holdback Release Date, all of whom shall be members of the Seller.  Thereafter, any remaining Indemnity Escrow Holdback Amount retained by the Escrow Agent and any remaining Indemnity Holdback Shares that continue to be subject to the Indemnity Holdback Restriction with respect to the Unresolved Claims (if any), shall be released by the Escrow Agent or from the Indemnity Holdback Restriction, as applicable, upon resolution of such Unresolved Claims.

(d)Neither Buyer nor Seller shall settle or consent to the entry of judgment of any Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed, unless such settlement or judgment (i) does not provide for injunctive or other equitable relief and (ii) will be fully satisfied by the Indemnifying Party.

(e)In the event that a third party acquires all of the equity interests in Parent or all or substantially all of Parent’s assets, operations and businesses (including the Business) (other than any such transaction(s) relating to internal reorganizations, restructures, amalgamations, and other similar transactions) (a “Third Party Acquisition”), then prior to or contemporaneously with the consummation of such Third Party Acquisition, (i) Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller in accordance with the Escrow Agreement the remaining amount of the Indemnity Escrow Holdback Amount net of the amount of any Unresolved Claims, in cash, by wire transfer of immediately available funds to the account designated in writing by Seller, and (ii) the remaining number of Indemnity Holdback Shares, net of the number of Indemnity Holdback Shares corresponding to the amount by which the Unresolved Claims exceeds the available balance of the Indemnity Escrow Holdback Amount, will be released from the Indemnity Holdback Restriction.  Buyer or Parent shall cause the record ownership of the released Indemnity Holdback Shares to be in the name of the Seller or in the names and percentage allocations of such other Persons as Seller may request via written notice to Buyer and Parent on a date that is no less than five (5) Business Days prior to the Holdback Release Date, all of whom shall be members of the Seller. Thereafter, any remaining Indemnity Escrow Holdback Amount retained by the Escrow Agent and any remaining Indemnity Holdback Shares that continue to be subject to the Indemnity Holdback Restriction with respect to the Unresolved Claims (if any), shall be released by the Escrow Agent or from the Indemnity Holdback Restriction, as applicable, upon resolution of such Unresolved Claims.

7.7Tax Treatment.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8No Double Recovery.  In no event shall the Indemnified Party be entitled under this Agreement to the recovery of the same Loss more than once, regardless of whether the claim for the Loss may be brought under multiple provisions of this Agreement.  No amount may be recovered as a Loss with respect to any particular matter to the extent such amount with respect to such matter was expressly listed on the Closing Statement (as finally determined pursuant to Section 1.9(b)) or specifically taken into account as part of the Purchase Price adjustments under Sections 1.9(b) or 1.9(c).

7.9Exclusive Remedy. Subject to Section 9.11, the Parties acknowledge, covenant and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VII.  Nothing in this Section 7.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11.  Notwithstanding anything to the contrary in this Agreement, nothing will prohibit, limit or in any way restrict claims or remedies for Fraud in connection with any breach of any representation, warranty, covenant, agreement or obligation set forth herein (or in any exhibit or schedule hereto or in the Schedules) or otherwise relating to the subject matter of this Agreement.

Article VIII
TERMINATION

8.1Termination.  This Agreement may be terminated as follows:

(a)at any time before the Closing by the mutual written consent of Buyer and Seller;

(b)by either Buyer or Seller if the Closing shall not have occurred on or before April 30, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this paragraph shall not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement or contemplated hereby has been the principal cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c)by Buyer, in the event that a Material Adverse Effect shall have occurred prior to Closing;

(d)by Buyer, if a breach of this Agreement by Seller results or would result in any of the conditions set forth in Section 6.1(b) not being satisfied and such breach cannot be cured or, if curable, remains uncured within the earlier of (i) 15 days after Seller has received written notice from Buyer of the occurrence of such breach and (ii) the Outside Date; provided that Buyer may not terminate pursuant to this Section 8.1(d) if Seller’s breach has been primarily caused by a breach of any provision of this Agreement by Buyer;

(e)by Seller, if a breach of this Agreement by Buyer results or would result in any of the conditions set forth in Section 6.2(b) not being satisfied and such breach cannot be cured or, if curable, remains uncured within the earlier of (i) 15 days after Buyer has received written notice from Seller of the occurrence of such breach and (ii) the Outside Date; provided that Seller may not terminate pursuant to this Section 8.1(e) if the Buyer’s breach has been primarily caused by a breach of any provision of this Agreement by Seller; or

(f)either Buyer or Seller, if any Governmental Authority shall have issued an Order or enacted a Law enjoining or otherwise prohibiting the Closing and such Order or Law shall have become final and nonappealable; provided that the right to terminate this Agreement under this paragraph shall not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Order or Law.

8.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be promptly delivered by the Party seeking termination to the other Parties and such termination shall be immediately effective upon the delivery of such notice by a Party entitled to effect such termination.  Upon any such valid termination, (a) each Party will redeliver to the other Parties all documents, work papers and other materials of the other Parties relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, (b) this Agreement shall become void and no Party shall have any further rights, Liabilities or obligations hereunder except with respect to those obligations set forth in the Confidentiality Agreement and Sections 4.8(a), 8.2 and Article IX hereof, which shall survive any such termination, and (c) termination shall not relieve any Party from liability for Fraud or any intentional or willful breaches of this Agreement prior to the date of such termination.  An “intentional or willful breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a Breach of this Agreement.

Article IX
GENERAL PROVISIONS

9.1Benefit and Assignment.  This Agreement may not be assigned in whole or in part by Parent, Buyer or Seller without the prior written consent of the other Parties, whether by merger, operation of law, or otherwise and any purported assignment without such consent shall be void; provided that Buyer may assign any or all of its rights hereunder to one of more of its Affiliates upon written notice of the same to Seller, which assignment shall not relieve Buyer of any of its obligations hereunder.  This Agreement shall be binding upon and inure to the sole benefit of the Parties hereto and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim hereunder.

9.2Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware, and without reference to any rules of construction regarding the Party responsible for the drafting hereof.  Each Party (a) agrees that any suit, Action or other legal proceeding arising out of this Agreement shall be brought before any federal or state court located in the State of Delaware having subject matter jurisdiction in the event any dispute arises out of this Agreement, (b) consents to the exclusive jurisdiction of any such court in any such suit, Action or proceeding (c) agrees that service of process or notice in any such suit, Action or proceeding shall be effective if delivered in compliance with Section 9.5 hereof, and (d) waives any objection which such Party may have to the laying of venue, personal jurisdiction, forum nonconveniens and improper service of process (provided such service of process is in accordance with Section 9.5) of any such suit, Action or proceeding in any such court.

9.3Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE AGREEMENTS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION (INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED

HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.4Expenses.  Except as otherwise provided herein, Seller shall be responsible for and shall pay all costs, liabilities and other obligations incurred by it and, up to and including the Closing, the Business in connection with preparing, negotiating and entering into this Agreement and the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by it and, up to and including the Closing, the Business, including legal, accounting and financial advisory and investment banking fees incurred by Seller or, up to and including the Closing, the Business, and each of Parent and Buyer shall be responsible for and shall pay all costs, liabilities and other obligations incurred by it in connection with preparing, negotiating and entering into this Agreement and the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by it, including its legal, accounting and financial advisory and investment banking fees incurred by Parent or Buyer, and all costs, liabilities and other obligations first incurred by the Business after Closing in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by the Business after Closing.  For the avoidance of doubt, any provider of legal, accounting, financial advisory or investment banking services or any other provider of professional services of Seller or the Business up to and including the Closing Date may continue to provide services to Seller following the Closing solely at Seller’s expense.

9.5Notices.  Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be delivered personally, by overnight delivery service, by facsimile, by email or sent by certified, registered or express air mail, postage prepaid and shall be deemed given to a Party (i) when actually delivered to such Party, if delivered by hand, (ii) one Business Day after deposited with an overnight delivery service, if delivered by overnight delivery, (iii) upon electronic confirmation of receipt, when facsimile transmitted to such Party to the facsimile number indicated for such Party below (or to such other facsimile number for a Party as such Party may have substituted by notice pursuant to this section) during normal business hours, (iv) if sent by email, upon effectiveness of another delivery method hereunder or (v) five days after mailing if mailed to such Party by registered or certified U.S. Mail

(return receipt requested) and addressed to such Party at the address designated below for such Party (or to such other address for such Party as such Party may have substituted by notice pursuant to this section):

(a)If to Seller:

Dude Holdings, LLC

102 NE 1st Avenue

Delray Beach, FL 33444

Email:  jkoss@deliverydudes.com
Attn:  Jayson Koss

With a copy (which shall not constitute notice) to:

Lewis Brisbois

110 SE 6th St., 26th Floor

Fort Lauderdale, FL 33301
Email: Michael.Platner@LewisBrisbois.com

Attn: Michael.Platner

(b)If to Parent or Buyer:

Waitr Holdings, Inc.

214 Jefferson St., Suite 200

Lafayette, LA  70501

Email:  Thomas.pritchard@waitrapp.com

Attn:  Thomas C. Pritchard

Dude Delivery, LLC

214 Jefferson St., Suite 200

Lafayette, LA  70501

Email:  Thomas.pritchard@waitrapp.com

Attn:  Thomas C. Pritchard

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile Number: (212) 521-7870
Email:  ggooding@debevoise.com
Attn:  Gregory V. Gooding

9.6Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all Parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

9.7Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

9.8Amendment, Modification and Waiver.  This Agreement may not be modified, amended or supplemented except by mutual written agreement of Parent, Buyer and Seller.  Any Party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided that no waiver by any Party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.

9.9Entire Agreement.  This Agreement, the agreements contemplated hereby, and the appendices, exhibits and schedules delivered herewith, and the Confidentiality Agreement represent the full and complete agreement of the Parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the Parties with respect to the subject matter hereof.

9.10Publicity.  None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 9.10. Nothing in this Section 9.10 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

9.11Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law and, to the extent necessary, the Parties hereto will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the Parties.

9.12Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them) or otherwise Breaches this Agreement.  The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent Breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Parent, Buyer or Seller would have entered into this Agreement.  Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

9.13Interpretation.

(a)References to “dollars” or “$” are to U.S. dollars.

(b)This Agreement was prepared jointly by the Parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(c)Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.”

(d)Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) the word “or” is disjunctive but not necessarily exclusive; and (vi) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP or in the Accounting Principles.

(e)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)Whenever reference is made to a “partner” or “member” that is an entity, each such term shall be deemed to include the ultimate holders of such entity.

(g)The word “day” means calendar day unless Business Day is expressly specified.

9.14Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth in the first paragraph hereof.

SELLER:

Dudes Holdings LLC

By:	/s/ Jayson Koss Jayson Koss, Chief Executive Officer

PARENT:

Waitr Holdings, Inc.

By:	/s/ Leo Bogdanov Name: Leo Bogdanov Title: Chief Financial Officer

BUYER:

Dude Delivery, LLC

By:	/s/ Leo Bogdanov Name: Leo Bogdanov Title: Chief Financial Officer

[Signature Page of Asset Purchase Agreement]

1006446332v28

DEFINITIONS

The following terms, as used in this Agreement, shall have the following meanings:

“Accounting Principles” means the accounting principles, practices and methodologies set forth in Exhibit A.

“Acquired Cannabis IP” has the meaning set forth in Section 1.1(d).

“Acquired Franchise Agreements” has the meaning set forth in Section 1.1(b).

“Acquired Independent Contractor Agreements” has the meaning set forth in Section 1.1(f).

“Acquired IP” has the meaning set forth in Section 1.1(d).

“Acquired Leases” has the meaning set forth in Section 1.1(e).

“Acquired Non-Cannabis IP” has the meaning set forth in Section 1.1(c).

“Acquired Seller Assets” has the meaning set forth in Section 1.1(g).

“Acquired Subsidiaries” has the meaning set forth in Section 1.1(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, Litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Active Diner” means any unique email address associated with at least one (1) Completed Order on the Delivery Dudes Web Site during the Measurement Period.

“Adjustment Holdback Amount” means $100,000.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” has the meaning set forth in Section 2.17.

“Aggregate Consideration” has the meaning set forth in Section 1.13.

“Agreement” has the meaning set forth in the Preamble.

“Amendment of Palm Breach Franchise Areement” has the meaning set forth in Section 1.10(a)(xvii).

“Ancillary Agreements” means, collectively, (i) the Bills of Sale, (ii) the Assignment and Assumption Agreements, (iii) the Escrow Agreement, (iv) the Transitional Services Agreement, (v) the Indemnity Holdback Share Pledge, and (vi) the New License Agreement.

“Anti-Bribery Laws” has the meaning set forth in Section 2.18(a).

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping, reporting requirements and anti-money laundering program requirements, which apply to the Business, such as, without limitation, the Bank Secrecy Act of 1970, as amended, and the implementing regulations of the U.S. Treasury Department’s Financial Crimes Enforcement Network, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Annunzio-Wylie Anti-Money Laundering Act of 1992, as amended and all money laundering-related laws of other jurisdictions where Seller or any of its Subsidiaries conduct business or own assets, and any related or similar law issued, administered or enforced by any Governmental Authority.

“Apportioned Obligations” has the meaning set forth in Section 4.12.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreements” means, collectively, the Franchise Agreements Assignment and Assumption Agreement, the IP Assignment and Assumption Agreements, the Lease Assignment and Assumption Agreement, the Independent Contractor Agreements Assignment and Assumption Agreement, and the Other Assumed Liabilities Assignment and Assumption Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Base Cash Consideration” has the meaning set forth in Section 1.6(a).

“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and whether or not funded, and each other Contract, plan, program, practice, arrangement or policy (whether written or unwritten), in each case, which is sponsored, maintained or contributed to, or for which any potential Liability is borne, by a member of the Company Group and which covers or provides benefits to any Business Employee or former employee of the Business (or their eligible dependents), providing for severance, equity or equity-based compensation, stock or stock-purchase, bonus, profit-sharing, incentive or deferred compensation, retention, change in control, vacation or other paid-time-off, disability, health or welfare benefits, sick pay, perquisite or fringe benefits, employment or consulting, pension, retirement or supplemental retirement benefits or other compensation or employee benefits or remuneration of any kind.

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“Bills of Sale” has the meaning set forth in Section 1.10(a)(i).

“Books and Records” means the books, records, manuals and other materials (in any form), including financial and accounting records, records maintained at the headquarters of the Business, advertising, catalogues, sales and promotional materials, price lists, correspondence, customer, mailing and distribution lists, referral sources, photographs, production data, purchasing materials and records, personnel records, research and development files, records, data and laboratory books, service and warranty records, equipment logs, operating guides and manuals, sales order files and litigation files.

“Breach” means any breach of, default (or an event which, with notice or lapse of time or both, would constitute a default) under or failure to perform or comply with, any covenant, provision, term or other obligation or right.

“Business” means the third party restaurant and food delivery business as conducted, and contemplated to be conducted, by the Company Group as of the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by Law to close.

“Business Employee” means each employee of Seller or any of its Affiliates who wholly or primarily provides services to the Business and whose name is set forth on Schedule 2.14(a), as it may be updated from time to time in accordance with this Agreement.

“Business Intellectual Property” has the meaning set forth in Section 2.9(a).

“Business Registered Intellectual Property” has the meaning set forth in Section 2.9(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Calculation Time” means 11:59 p.m. on the day prior to the Closing Date.

“Cap” has the meaning set forth in Section 7.4(b).

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including without limitation marketable securities and short term investments), excluding restricted cash, determined in accordance with GAAP.

“Cash Consideration” has the meaning set forth in Section 1.6(a).

“Claim Notice” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 1.8.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Business as of the Calculation Time, reflecting the Assets and the Assumed Liabilities, prepared in

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accordance with GAAP maintained and applied on a basis consistent with the Business’s past accounting practices and the Accounting Principles, provided, that in the event of a conflict between the Accounting Principles and GAAP, the Accounting Principles shall control.

“Closing Cash” means the aggregate amount of Cash held by the Acquired Subsidiaries or otherwise included in the Assets.

“Closing Cash Payment” shall have the meaning set forth in Section 1.7(a).

“Closing Date” has the meaning set forth in Section 1.8.

“Closing Working Capital” means (i) current assets included in the Assets minus (ii) current liabilities included in the Assumed Liabilities, each as of the Calculation Time, as calculated and defined in accordance with the Accounting Principles and the illustrative calculation of Closing Working Capital set forth in Exhibit B.

“Closing Working Capital Deficiency Amount” means, if the Closing Working Capital is less than the Target Closing Working Capital, (i) the Target Closing Working Capital minus (ii) the Closing Working Capital.

“Closing Working Capital Excess Amount” means, if the Closing Working Capital is greater than the Target Closing Working Capital, (i) the Closing Working Capital minus (ii) the Target Closing Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” has the meaning set forth in Section 2.9(j).

“Company Group” means Seller and its Subsidiaries, collectively.

“Competitive Activity” means, either individually or in partnership, jointly or in conjunction with any other Person, firm, association, syndicate, trust, franchise, company or corporation, whether as owner, partner, officer, director, investor, shareholder, beneficiary, franchisee, licensee, employee, consultant, agent, lender or in any manner whatsoever, engaging in, carrying on or be otherwise concerned with, employed by, associated with, or have any interest in, managing, advising, lending money to, guaranteeing the debts or obligations of, rendering services or advice to, in whole or in part, any Person that conducts a business that is competitive with the Business; provided, however a Competitive Activity shall not include any Person from participating as a stockholder, member, or investor in a business entity through the ownership of not more than a five percent (5%) passive interest in a public or private company.

“Completed Order” means any order placed through the Delivery Dudes Web Site and delivered to customer.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Waitr Holdings Inc. and Dude Holdings, LLC, dated as of January 29, 2020, as amended.

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“Contracts” means, with respect to any Person, any written or oral contracts, agreements, leases, indentures, insurance policies, commitments, settlements, or other obligations, including all amendments and modifications thereto, to which such Person is a party or by which such Person is bound or to which any of such Person’s assets or properties is subject.

“Creditor’s Rights Exception” has the meaning set forth in Schedule 2.2(a).

“Deductible” has the meaning set forth in Section 7.4(a).

“Delivery Dudes Web Site” means any public or private website (including mobile apps) developed by the Company Group.

“Dispute Notice” has the meaning set forth in Section 7.5(b).

“Employees” means current or former employees employed (or formerly employed) in the operation of the Business.

“Encumbrances” means, any encumbrance, charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, hypothecation, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, conditional sale or restriction on transfer of title, including any restriction on use, voting (in the case of any security or equity interest), receipt of income or exercise of any other attribute of ownership, whether imposed by agreement, Law, equity or otherwise.

“Environmental Law” means any law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended

“ERISA Affiliate” means all Persons (whether or not incorporated) that are treated with Seller as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Bank of America Merill Lynch, or such other similar financial institution agreed to by the Buyer and the Seller.

“Escrow Agreement” means the escrow agreement to be entered into at Closing with the Escrow Agent in a form mutually agreed by and among Buyer, Seller and the Escrow Agent.

“Estimated Cash Consideration” has the meaning set forth in Section 1.9(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.9(a).

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“Estimated Closing Cash” has the meaning set forth in Section 1.9(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.9(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.9(a).

“Estimated Closing Working Capital Deficiency Amount” has the meaning set forth in Section 1.9(a).

“Estimated Closing Working Capital Excess Amount” has the meaning set forth in Section 1.9(a).

“Estimated Working Capital Deficiency Amount” has the meaning set forth in Section 1.9(a).

“Estimated Working Capital Excess Amount” has the meaning set forth in Section 1.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder

“Final Allocation” has the meaning set forth in Section 1.13.

“Final Closing Statement” has the meaning set forth in Section 1.9(b).

“Financial Statements” means the unaudited consolidated financial statements (including balance sheets and income statements) of the Seller for the fiscal year ended December 31, 2020.

“Fraud” with respect to any Person shall mean common law fraud.

“Franchise Agreement” means any Contract pursuant to which any member of the Company Group has granted any right or option to acquire a right to develop or operate, or grant to another the right to develop or operate, any Franchised Business under the Franchise System, including single or multi-unit franchise or license Contracts, area development Contracts, master franchise or license Contracts, area representative agreements, regional developer agreements and similar Contracts that cover the development or franchising of Franchised Businesses of the Franchise System, or the delegation of duties by any member of the Company Group with respect to its or their obligations as a franchisor, and including any schedules, exhibits, addenda, amendments, waivers, extensions, renewals, side letters or other modifications, and any guarantees or instruments in favor of a member of the Company Group related to any of the foregoing.

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“Franchise Agreements Assignment and Assumption Agreement” has the meaning set forth in Section 1.10(a)(ii).

“Franchise Law” means the FTC Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships (including any pre-sale registration or disclosure Law), or governing the relationships between franchisors and franchisees, including without limitation those Laws that address unfair practices related to, or the default, termination, non-renewal, or transfer of, franchises.

“Franchise System” means the franchise system owned and operated under the brand names and service marks known as “Delivery Dudes”.

“Franchised Business” means any business developed and operated pursuant to a franchise (as such term is defined under the Franchise Laws) grant from Seller using the Franchise System.

“Franchisee” means a Person other than a member of the Company Group that is granted a right (whether directly by the Seller or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Business.

“Franchisee Certificates” has the meaning set forth in Section 1.10(a)(xviii).

“FTC Rule” means the United States Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436.1 et seq.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Contemplated Transactions General Compliance), Section 2.8(a) (Title to Assets, etc.), Section 2.15 (Taxes), and Section 2.19 (Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles, as in effect at the date of preparation of any relevant statement, document or analysis.

“Governmental Authority” means the government of the United States or any foreign jurisdiction, any state, county, municipality or other governmental or quasi-governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing, any arbitrator or arbitral body or any self-regulatory authority with similar powers.

“Governmental Filings” has the meaning set forth in Section 2.2(d).

“Holdback Release Date” means the date that is eighteen (18) months from the Closing Date.

“Indebtedness” means, without duplication and with respect to any member of the Company Group, all (a) indebtedness for borrowed money, including drawings under lines of

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credit, (b) obligations for the deferred purchase price of property or services, including earn-out and contingent payments (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) any Taxes relating to the Assets to the extent relating to any Pre-Closing Tax Period, and (h) guarantees made by  a member of the Company Group on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g), and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnification Amount” has the meaning set forth in Section 7.5(b).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Indemnity Escrow Holdback Amount” means the amount that is fifty percent (50%) of the Indemnity Holdback Amount.

“Indemnity Holdback Amount” means $3,450,000.

“Indemnity Holdback Restriction” has the meaning set forth in Section 1.9(d).

“Indemnity Holdback Shares” means the number of shares of Parent Stock determined by dividing (x) fifty percent (50%) of the Indemnity Holdback Amount by (y) the Signing VWAP.

“Indemnity Holdback Share Pledge” has the meaning set forth in Section 1.9(d).

“Independent Accounting Firm” has the meaning set forth in Section 1.11.

“Independent Contractor Agreements Assignment and Assumption Agreement” has the meaning set forth in Section 1.10.

“Insurance Policies” has the meaning set forth in Section 2.15(a).

“Intellectual Property Assets” means all Intellectual Property relating to or used in connection with the Business (including rights and remedies in respect of past, present and future infringements thereof).

“Intellectual Property” means all rights arising anywhere in the world in or under:  registered and unregistered trademarks and applications for registration of same, service marks, trade names, logos, slogans, trade dress, URLs, domain names and other indicators of source (and all goodwill associated with any of the foregoing); copyrights, copyright registrations and applications for copyright registration, including any copyrights arising in computer software or corollary database rights, and mask work rights; patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof); inventions, invention

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disclosures, trade secrets, formulae, processes, methodologies, know-how and any other intellectual property or proprietary rights and any licenses related to any of the foregoing.

“IP Assignment and Assumption Agreements” has the meaning set forth in Section 1.10.

“IT Infrastructure” has the meaning set forth in Section 2.9(i).

“Key Employees” means each of the employees listed on Schedule 1-H hereto.

“Knowledge” means, (a) when applied to Buyer, the actual knowledge of Carl Grimstad, Thomas Pritchard or Leo Bogdanov, and (b) when applied to Seller, the actual knowledge of Jayson Koss, Ryan Sturgis and Peter DeBaptiste.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of Seller as of December 31, 2020.

“Latest Balance Sheet Date” means December 31, 2020.

“Laws” means, collectively, all federal, state, local, municipal, foreign or international (including multi-national) constitutions, laws, statutes, ordinances, rules, regulations, codes, order, treaties or principles of common law, judgment or decree or other pronouncement of any Governmental Authority.

“Lease” has the meaning set forth in Section 2.8(c).

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 1.10.

“Leased Property” has the meaning set forth in Section 2.8(c).

“Liabilities” or, individually, “Liability” means, with respect to any Person, any debt liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, determined, and whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation” means any claim, action, arbitration, audit, hearing, investigation, litigation, appeal, suit, or other proceeding (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Losses” means all reasonably foreseeable losses, claims, damages, settlements, judgments, awards, fines, fees (including reasonable attorneys’ fees), charges, liabilities, penalties, Taxes and costs and expenses (including reasonable costs of investigation, remediation or other response actions) of any nature.

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“Luxor Credit and Guaranty Agreement” means the Credit and Guaranty Agreement dated as of November 15, 2018, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof (including as amended pursuant to (i) that certain Amendment No. 1 to Credit and Guaranty Agreement dated as of January 17, 2019, (ii) that certain Amendment No. 2 to Credit and Guaranty Agreement dated as of May 21, 2019, (iii) that certain Amendment No. 3 to Credit and Guaranty Agreement dated as of July 15, 2020, (iv) that certain Amendment No. 4 to Credit and Guaranty Agreement dated as of March 9, 2021) by and among Waitr Inc., a Delaware corporation, as Borrower, Waitr Intermediate Holdings, LLC, a Delaware limited liability company, the other Credit Parties party thereto, Luxor Capital, LLC, as a Lender, the other Lenders from time to time party thereto and Luxor Capital Group, LP, as Administrative Agent and Collateral Agent for the Lenders.

“Market Value” means, as of any date, the VWAP for the five consecutive trading days ending on the trading day immediately prior to such date.

“Material Adverse Effect” means any effect, change, event, result, occurrence, state of facts, circumstance or development that, individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the Business, Assets, Assumed Liabilities, operations or results of operations of the Business or condition (financial or otherwise) of the Business taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect under this definition:  any adverse change, event, development or effect arising from or relating to (i) general business, political or economic conditions affecting the industry in which the Business operates, (ii) acts of war, sabotage, military actions  armed hostilities or terrorism, (iii) changes in financial, banking or securities markets, (iv) any changes in Laws or GAAP or the enforcement or interpretation thereof, (v) any change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (vi) any action taken by Buyer and any of its Affiliates, agents or representatives expressly required by this Agreement, (vii) act of God including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any failure to meet internal or published Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures shall not be excluded) or (ix) the taking of any action required to be taken by this Agreement, except in the case of the foregoing clauses (i) through (iv) to the extent such change, event, development or effect has a disproportionate adverse impact on the Business in a disproportionately adverse manner relative to other companies in the industries and markets in which the Business operates.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“Measurement Period” means the twelve (12) month period commencing at 4:01 a.m. Eastern Standard Time on January 1, 2020, and ending at 3:59 a.m. Eastern Standard Time on December 31, 2020.

“Measurement Period Completed Orders” has the meaning set forth in Section 2.20.

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“NASDAQ” means The Nasdaq Stock Market LLC.

“New License Agreement” means the license agreement entered into at Closing with respect to the non-exclusive, limited right to use certain trademarks for the purpose of redirecting existing customers to a specific website, by and among the Buyer, Dude Franchise Systems, LLC, and Dude IP, LLC., in form and substance reasonably satisfactory to Buyer.

“Non-Acquired Subsidiaries” has the meaning set forth in Schedule 1-G.

“Non-Indemnity Holdback Shares” means the Shares other than the Indemnity Holdback Shares.

“Objection Notice” has the meaning set forth in Section 1.9(b).

“Orders” means all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.

“Other Assumed Liabilities Assignment and Assumption Agreement” has the meaning set forth in Section 1.10.

“Outside Date” has the meaning set forth in Section 8.1(a).

“Parent” has the meaning set forth in the Preamble.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Payoff Amount” has the meaning set forth in Section 1.7(b).

“Payoff Letters” has the meaning set forth in Section 4.4.

“Permits” means, collectively, governmental, regulatory and administrative permits, approvals, certifications, authorizations, licenses, franchises, orders, registrations, and accreditations.

“Permitted Encumbrances” means Encumbrances for Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business and do not exceed $5,000 individually or $20,000 in the aggregate, or (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business and do not exceed $5,000 individually or $20,000 in the aggregate

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

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“Personal Information” means personally identifiable information as defined by relevant Law.

“Pike Republic Termination Agreement” has the meaning set forth in Section 1.10(a)(xv).

“Post-Closing Tax Period” has the meaning set forth in Section 4.12.

“Pre-Closing Tax Period” has the meaning set forth in Section 4.12.

“Privacy Commitments” has the meaning set forth in Section 2.9(j).

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information (historical or prospective) or other statements communicated (orally or in writing) to or made available to Buyer of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Business.

“Proposed Allocation” has the meaning set forth in Section 1.13.

“Purchase Price” has the meaning set forth in Section 1.6.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 1.13.

“Restaurant Agreement” means any Contract entered into by one or more member(s) of the Company Group with one or more third party vendors and relating to the delivery of products and services in connection with the Business.

“Schedules” means the disclosure schedules delivered by (i) Seller to Buyer on the date hereof setting forth any and all exceptions or supplemental information to the representations and warranties contained in Article II and containing certain other disclosure as referenced throughout this Agreement and (ii) Buyer to Seller on the date hereof setting forth any and all exceptions or supplemental information to the representations and warranties contained in Article III and containing certain other disclosure as referenced throughout this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.7.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Member Approval” means the consent of the holders of the requisite voting units of the Seller required under the Seller Operating Agreement to approve and adopt, as the case may be, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in

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each case, in accordance with the Seller Operating Agreement, and which shall include a waiver in accordance with Applicable Law by such holders of any appraisal, dissenters’ or similar rights that may be available to such holders in connection with this Agreement, the Ancillary Agreement and/or the other transactions contemplated hereby.

“Seller Operating Agreement” means Seller’s Third Amended and Restated Operating Agreement dated August 2018, as amended on July 16, 2020, as in effect at the time of Closing.

“Shares” shall have the meaning set forth in Section 1.6(b).

“Signing VWAP” means the average VWAP of Parent Stock (rounded to the nearest one-hundredth of one cent) for the five (5) consecutive trading days ending the day prior to the date hereof.

“Standalone Plan” means any Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to solely by one or more of the Acquired Subsidiaries and in which solely Business Employees are participants.

“Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Subsidiary Equity Interests” has the meaning set forth in Section 2.2(c).

“Target Closing Working Capital” means $0.

“Tax” means any income, gross receipts, license, payroll, employment, franchise, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract; and any liability for the payment of any of the foregoing as a successor, transferee or otherwise.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (including any supplement or attachment thereto and any amendment thereof) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Territory” has the meaning set forth in Section 4.9(a).

“Third Party” means a Person that is not a party to this Agreement.

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“Third Party Claim” has the meaning set forth in Section 7.6(a).

“Third Party Claim Notice” has the meaning set forth in Section 7.6(a).

“Third Party Acquisition” has the meaning set forth in Section 7.6(e).

“TN Termination Agreement” has the meaning set forth in Section 1.10(a)(xvi).

“Transaction Expenses” means any investment banking, accounting, attorney, other professional fees or other expenses incurred by Seller or any member of the Company Group in connection with the negotiation, preparation, execution, delivery and consummation of this Agreement or any other agreement contemplated hereby and the transactions contemplated hereby and thereby.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Transferred Employee” has the meaning set forth in Section 5.1(a).

“Transitional Services Agreement” means the transitional services agreement to be entered into at Closing in a form mutually agreed by Buyer and Seller.

“Unresolved Claims” has the meaning set forth in Section 7.6(c).

“VWAP” means, for any trading day, the volume weighted average price per share of Parent Stock on the NASDAQ (as reported by Bloomberg L.P. or, its successor, or, if not available, by another authoritative source mutually agreed by Buyer and Seller) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act, and any other similar applicable Law.

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